Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-192863

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 20, 2013)

61,000,000 Shares

American Apparel, Inc.

Common Stock

        We are offering 61,000,000 shares of our common stock.

        Our shares of common stock trade on the NYSE MKT under the symbol "APP." On March 25, 2014, the last reported sale price of our shares of common stock on the NYSE MKT was $0.59 per share.

        Investing in shares of our common stock involves a high degree of risk. Before buying any shares, you should carefully consider the risks that we have described in "Risk Factors" beginning on page S-7 of this prospectus supplement, as well as those described in our filings under the Securities Exchange Act of 1934, as amended.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We have also granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 9,150,000 additional shares of our common stock to cover over-allotments.

	Per Share	Total
Public offering price	$0.50000	$30,500,000
Underwriting discount	$0.02875	$1,753,750
Proceeds, before expenses, to us	$0.47125	$28,746,250

        The underwriters expect to deliver the shares against payment in New York, New York on or about March 31, 2014.

Sole Book-Running Manager

Roth Capital Partners

Co-Manager

Brean Capital	National Securities Corporation

The date of this prospectus supplement is March 26, 2014.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus before deciding to invest in shares of our common stock. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other

S-i

information that others may give you. Before purchasing any shares of our common stock, you should carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission (the "SEC"), together with the additional information described under the heading "Incorporation by Reference" in this prospectus supplement and the accompanying prospectus. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of the prospectus supplement or the accompanying prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions. Statements that include the use of terminology such as "may," "will," "expects," "believes," "plans," "estimates," "potential," or "continue," or the negative thereof or other and similar expressions are forward-looking statements. In addition, in some cases, you can identify forward-looking statements by words or phrases such as "trend," "potential," "opportunity," "believe," "comfortable," "expect," "anticipate," "current," "intention," "estimate," "position," "assume," "outlook," "continue," "remain," "maintain," "sustain," "seek," "achieve," and similar expressions.

        Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our business, our goals, strategies, focuses and plans and other characterizations of future events or circumstances, including statements expressing general expectations or beliefs, whether positive or negative, about future operating results or the development of our products and any statement of assumptions underlying any of the foregoing are forward-looking statements. Forward-looking statements in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, may include, without limitation, statements about:

    •
    our future financial condition, results of operations, our plans and our prospects, expectations, goals and strategies for future growth, operating improvements and cost savings, and the timing of any of the foregoing;

    •
    our ability to make our debt service payments and remain in compliance or achieve compliance with financial covenants under our financing arrangements and obtain appropriate waivers or amendments with respect to any noncompliance;

    •
    our liquidity and projected cash flows, including the amount of net proceeds from this offering and the impact of this offering on our available cash and liquidity;

    •
    our preliminary financial results for 2013;

    •
    our plan to make continued investments in advertising and marketing;

    •
    our growth, expansion and acquisition prospects and strategies, the success of such strategies, and the benefits we believe can be derived from such strategies;

    •
    the outcome of investigations, enforcement actions and litigation matters, including exposure, which could exceed expectations;

    •
    our intellectual property rights and those of others, including actual or potential competitors, our personnel, consultants and collaborators;

    •
    operations outside the United States;

S-ii

    •
    trends in raw material costs and other costs both in the industry and specific to the Company;

    •
    the supply of raw materials and the effects of supply shortages on our financial condition, results of operations and cash flows;

    •
    economic and political conditions;

    •
    overall industry and market performance;

    •
    the impact of accounting pronouncements;

    •
    our ability to regain and maintain compliance with the listing requirements of NYSE MKT, LLC;

    •
    our ability to improve manufacturing efficiency at our production facilities;

    •
    our ability to improve efficiency and control costs at our distribution facility located in La Mirada, California, and successful operation of that facility;

    •
    management's goals and plans for future operations; and

    •
    other assumptions described in this prospectus underlying or relating to any forward-looking statements.

        The forward-looking statements in this prospectus supplement, the accompanying prospectus, and in any incorporated documents speak only as of the date hereof (or thereof, as applicable), and caution should be taken not to place undue reliance on any such forward-looking statements, which are qualified in their entirety by this cautionary statement. Forward-looking statements are subject to numerous assumptions, events, risks, uncertainties and other factors, including those that may be outside of our control and that change over time. As a result, actual results and/or the timing of events could differ materially from those expressed in or implied by the forward-looking statements and future results could differ materially from historical performance. Such assumptions, events, risks, uncertainties and other factors include, among others, those described under "Risk Factors" and elsewhere in this prospectus supplement, as well as in reports and documents we file with the SEC and include, without limitation, the following:

    •
    our ability to generate or obtain from external sources sufficient liquidity for operations and debt service;

    •
    our financial condition, operating results and projected cash flows;

    •
    consequences of our significant indebtedness, including our relationships with our lenders and our ability to comply with our debt agreements and generate cash flow to service our debt;

    •
    our ability to generate cash flow to service our debt and the risk of acceleration of borrowings thereunder as a result of noncompliance;

    •
    disruptions in the global financial markets;

    •
    our ability to regain and maintain compliance with the exchange rules of NYSE MKT, LLC;

    •
    adverse changes in our credit ratings and any related impact on financial costs and structure;

S-iii

    •
    continued compliance with U.S. and foreign government regulations, legislation, and regulatory environments, including environmental, immigration, labor, and occupational health and safety laws and regulations;

    •
    loss of U.S. import protections or changes in duties, tariffs and quotas, and other risks associated with international business including disruption of markets and foreign supply sources, changes in import and export laws, currency restrictions, and currency exchange rate fluctuations;

    •
    the highly competitive and evolving nature of our business in the U.S. and internationally;

    •
    changes in the level of consumer spending or preferences or demand for our products;

    •
    our ability to pass on the added cost of raw materials and labor to customers;

    •
    our ability to attract customers to our stores;

    •
    the availability of store locations at appropriate terms and our ability to identify locations and negotiate new store leases effectively and to open new stores and expand internationally;

    •
    loss or reduction in sales to our wholesale or retail customers or financial nonperformance by our wholesale customers;

    •
    risks that our suppliers or distributors may not timely produce or deliver our products;

    •
    changes in the cost of materials and labor, including increases in the price of raw materials in the global market and increases in minimum wages;

    •
    our ability to effectively carry out and manage our strategy, including growth and expansion both in the U.S. and internationally;

    •
    technological changes in manufacturing, wholesaling, or retailing;

    •
    our ability to successfully implement our strategic, operating, financial and personnel initiatives;

    •
    changes in key personnel, our ability to hire and retain key personnel, and our relationship with our employees;

    •
    our ability to maintain the value and image of our brand and protect our intellectual property rights;

    •
    our ability to improve manufacturing efficiency at our production facilities;

    •
    our ability to operate our distribution facility located in La Mirada, California without further unanticipated costs or negative sales impacts, including the ability to achieve, as and when planned, labor cost reductions;

    •
    location of our facilities in the same geographic area;

    •
    risks associated with our foreign operations and foreign supply sources, such as disruption of markets, changes in import and export laws, currency restrictions, and currency exchange rate fluctuations;

    •
    the risk, including costs and timely delivery issues associated therewith, that information technology systems changes may disrupt our supply chain or operations and could impact our cash flow and liquidity, and our ability to upgrade our information technology

S-iv

      infrastructure, and other risks associated with the systems that operate our online retail operations;

    •
    our ability to effectively manage inventory levels;

    •
    our ability to renew leases at existing locations on economic terms;

    •
    risks associated with the recent downturn in apparel spending in the United States;

    •
    litigation and other inquiries and investigations, including the risks that we, our officers, or directors in cases where indemnification applies, will not be successful in defending any proceedings, lawsuits, disputes, claims or audits, and that exposure could exceed expectations or insurance coverages;

    •
    tax assessments by domestic or foreign governmental authorities, including import or export duties on our products and the applicable rates for any such taxes or duties;

    •
    the adoption of new accounting standards or changes in interpretations of accounting principles;

    •
    seasonality and fluctuations in comparable store sales and wholesale net sales, and associated margins;

    •
    general economic conditions, including increases in interest rates, geopolitical events, other regulatory changes and inflation or deflation;

    •
    disruptions due to severe weather or climate change;

    •
    disruptions due to earthquakes, flooding, tsunamis or other natural disasters; and

    •
    other risks referred to in the section of this prospectus supplement or the accompanying prospectus entitled "Risk Factors" and in the SEC filings incorporated by reference in this prospectus supplement or the accompanying prospectus.

        All forward-looking statements included in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

S-v

 SUMMARY

        This summary highlights information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. Because this is a summary, it is not complete and does not contain all of the information that you should consider before investing in our shares of common stock. Before deciding to invest in our shares of common stock, you should carefully read this prospectus supplement and the accompanying prospectus, including the SEC filings that we have incorporated by reference into this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and notes thereto, as well as the "Risk Factors" section in this prospectus supplement beginning on page S-7 and the "Risk Factors" section of our filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        References in this prospectus supplement and the accompanying prospectus to "we," "us," "our," "American Apparel" or the "Company" refer to American Apparel, Inc. and its consolidated subsidiaries collectively, unless indicated otherwise.

Our Company

        We are a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel and accessories for women, men, children and babies. We are based in downtown Los Angeles, California. As of February 28, 2014, we had approximately 10,000 employees and operated 246 retail stores in 20 countries: the United States, Canada, Mexico, Brazil, United Kingdom, Ireland, Austria, Belgium, France, Germany, Italy, Netherlands, Spain, Sweden, Switzerland, Israel, Australia, Japan, South Korea, and China. We also operate an e-commerce site that serves over 60 countries worldwide. In addition, we operate a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers.

        We conduct our primary apparel manufacturing operations out of an 800,000 square foot facility in the warehouse district of downtown Los Angeles, California. The facility houses our executive offices, as well as cutting and sewing operations. We conduct knitting operations in Los Angeles and Garden Grove, California, which produce a majority of the fabric we use in our products. We also operate dye houses that currently provide dyeing and finishing services for nearly all of the raw fabric used in production. We operate a fabric dyeing and finishing facility in Hawthorne, California. We also operate a cutting, sewing and garment dyeing and finishing facility located in South Gate, California. We operate a fabric dyeing and finishing facility located in Garden Grove, California, which also includes cutting, sewing and knitting operations. We conduct our distribution operations out of a distribution center in La Mirada, California. Because we manufacture domestically and are vertically integrated, we believe this enables us to more quickly respond to customer demand and to changing fashion trends and to closely monitor product quality. Our products are noted for their quality and fit, and together with our distinctive branding these attributes have differentiated our products in the marketplace. "American Apparel®" is a registered trademark of American Apparel (USA), LLC.

        American Apparel was founded in 1998. Since inception, we have operated a wholesale business that supplies high quality T-shirts and other casual wear to distributors and the imprintable industry. In October 2003, we opened our first retail store in Los Angeles, California. In 2004, we began our online retail operations, and opened our first retail stores in Canada and Europe. Since 2005, we have opened stores in Asia, Australia, Israel and Latin America, and have further expanded throughout the United States, Canada, Europe and Asia. All of our retail stores sell the Company's apparel products directly to consumers.

Recent Developments

  Financing Matters

        On March 25, 2014, we entered into an amendment of our credit facility with Capital One Business Credit Corp. (f/k/a Capital One Leverage Finance Corp.) (such facility, the "Capital One Credit Facility") which, among other things, effective upon our receipt of at least $25.0 million of net proceeds from this offering or another financing, would: waive the obligation to maintain a minimum fixed charge coverage ratio and a maximum leverage ratio for the three-month periods ended December 31, 2013 and March 31, 2014; reset for future quarterly periods the fixed charge coverage ratio, the maximum leverage ratio and the maximum capital expenditures allowed; add a minimum EBITDA covenant; increase the interest rate payable under the credit agreement by 0.5% per annum; and increase the fees payable upon early termination. For the three-month period ended December 31, 2013, we were not in compliance with the minimum fixed charge coverage ratio and maximum leverage ratio.

  Recent Preliminary Financial Results

        We have estimated the following unaudited financial results as of and for the year ended December 31, 2013:

        Net sales for the year ended December 31, 2013 are estimated at $634 million, an increase of 3% from $617 million for the year ended December 31, 2012. Comparable store sales, including online sales, for the year ended December 31, 2013 are estimated to increase by 3% as compared to the year ended December 31, 2012. Wholesale net sales are estimated at $180.7 million, an increase of 4% from the year ended December 31, 2012.

2013 Net Sales by Channel	2013 Net Sales by Region	2013 Retail Sales by Region
Retail: 62%	U.S.: 63%	U.S.: 52%
Wholesale: 28%	Europe and U.K.: 19%	Europe and U.K.: 25%
Online: 10%	Canada: 10%	Canada: 11%
	Asia Pacific: 8%	Asia Pacific: 11%
	Latin America: 0%	Latin America: 1%

        Gross profit for the year ended December 31, 2013 is estimated at $321 million, or 51% of net sales, as compared to $327 million, or 53% of net sales, for the year ended December 31, 2012. The decrease is attributable to higher distribution costs and promotions associated with our retail operations and increased production costs associated with our manufacturing operations, which were largely due to the transition to our new distribution center in La Mirada, CA.

        Operating expenses for the year ended December 31, 2013 are estimated at $350 million, or 55% of net sales, as compared to $326 million, or 53% of net sales, for the year ended December 31, 2012. The increase was primarily attributable to incremental costs associated with the transition to the new distribution center and added costs associated with leased equipment and, to a lesser extent, increased costs associated with the increase in sales.

        Loss from operations for the year ended December 31, 2013 is estimated at $30 million as compared to income from operations of $962,000 for the year ended December 31, 2012. The loss was primarily attributable to lower gross profit and an increase in operating expenses as discussed above, which offset the higher sales volume in 2013.

        Net loss for the year ended December 31, 2013 is estimated at $107 million (approximately $0.97 per share) as compared with $37 million (approximately $0.35 per share) for the year ended December 31, 2012, primarily as a result of a loss on extinguishment of debt related to our April 2013 refinancing, mark-to-market adjustments on outstanding warrants, and added costs associated with the new distribution center. As a result of the net loss for 2013, stockholders' deficit as of December 31, 2013 is estimated at $78 million, as compared with stockholders' equity of $22 million as of December 31, 2012.

        Net cash used in operating activities for the year ended December 31, 2013 is estimated at $16.8 million as compared with net cash provided by operating activities of $23.6 million for the year ended December 31, 2012. The increase in cash used in operating activities in 2013 was a result of the net loss referred to above, offset by non-cash expenses and a decrease in working capital requirements. Cash provided by financing activities for the year ended December 31, 2013 is estimated at $35.7 million compared to $4.2 million for the year ended December 31, 2012. The increase in cash provided by financing activities in 2013 consisted primarily of proceeds from the issuance of the senior secured notes and borrowings under the Capital One Credit Facility and our credit facility with the Bank of Montreal (the "Bank of Montreal Credit Facility"), which amounts were used to repay borrowings under and terminate our prior credit agreements. Net decrease in available cash for the year ended December 31, 2013 is estimated at $4.2 million.

        As of December 31, 2013, we estimate that we had approximately $8.7 million in cash and $6.3 million of availability for additional borrowings under the Capital One Credit Facility and the Bank of Montreal Credit Facility. Additionally, we estimate that we had $43.5 million outstanding on our $50.0 million Capital One Credit Facility and $443,000 outstanding on our C$5.0 million (Canadian dollars) Bank of Montreal Credit Facility, which was reduced from C$5.0 million (Canadian dollars) to C$2.0 million (Canadian dollars) effective February 28, 2014. The Bank of Montreal Credit Facility will terminate on March 31, 2014.

        As of February 28, 2014, we estimate that we had approximately $4.9 million in cash, $2.7 million of availability for additional borrowings under the Capital One Credit Facility, and $583,000 of availability under the Bank of Montreal Credit Facility.

        We have not yet finalized our financial information as of or for the year ended December 31, 2013. The above information is preliminary and subject to year-end and quarter-end accounting processes and external review and, with respect to the 2013 financial results, audit by our independent registered public accounting firm, who have not yet audited, reviewed, compiled or performed any procedures on the preliminary information or issued their attestation report on management's assessment of our internal control over financial reporting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 will include our audited financials for the full year ended December 31, 2013, as well as management's report on our internal control over financial reporting and our auditors' attestation report thereon. Prospective investors should note that additional information on a number of matters will be included in our Form 10-K, such as footnote disclosures associated with our year-end financial results. Our financial statements for the full year ended December 31, 2013 will not be available until after this offering is completed, and consequently will not be available to you prior to investing in this offering. The preliminary information set forth above should not be regarded as a representation by us, our management or our independent registered public accounting firm or any of their respective affiliates, advisers, agents or representatives.

Additional Information

        The company was incorporated under the laws of the State of Delaware in 2005 with the name Endeavor Acquisition Corp. Effective December 12, 2007, the name of the company was changed to American Apparel, Inc.

        Our principal executive offices are located at 747 Warehouse Street, Los Angeles, California 90021-1106, and our telephone number is (213) 488-0226. Our internet address is http://www.americanapparel.net, and our e-commerce website is located at http://www.americanapparel.com. The information contained on or that can be accessed through the websites of American Apparel, Inc. or its subsidiaries or brands (other than the specified SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus) is not incorporated in, and is not a part of, this prospectus supplement or the accompanying prospectus, and you should not rely on any such information in connection with any investment decision with respect to shares of our common stock.

 The Offering

        The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of shares of our common stock, please refer to the section of the accompanying prospectus entitled "Description of Securities – Common Stock."

Common stock offered by us in this offering	61,000,000 shares
Over-allotment option
We have granted the underwriters an option to purchase up to 9,150,000 additional shares of our common stock to cover over-allotments, if any. This option is exercisable one or more times at any time or from time to time, in whole or in part, for a period of 30 days from the date of this prospectus supplement.
Common stock to be outstanding after this offering	172,732,302 shares (181,882,302 shares if the underwriters' over-allotment option is exercised in full)
Use of proceeds
We estimate that the net proceeds from the sale of shares of our common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $28.2 million, or approximately $32.6 million if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds of this offering to fund working capital and for general corporate purposes, including the April cash interest payment on our senior secured notes. See "Use of Proceeds."
Trading symbol	Our shares of common stock are listed on the NYSE MKT under the symbol "APP."
Risk factors
An investment in shares of our common stock involves a high degree of risk. You should carefully consider the risks described under "Risk Factors" beginning on page S-7 of this prospectus supplement, as well as those described in our filings under the Exchange Act and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the notes thereto, before making an investment decision.

        The number of shares of our common stock to be outstanding after this offering is based on 111,732,302 shares outstanding as of March 17, 2014, and excludes as of that date:

  •
  700,000 shares of our common stock issuable upon the exercise of outstanding options to purchase our common stock, at a weighted average exercise price of $0.82 per share;

  •
  1,448,152 shares of our common stock reserved for the vesting of outstanding restricted share awards granted under our equity compensation plans;

  •
  22,915,800 shares of our common stock that Dov Charney, our Chairman and Chief Executive Officer, has a right to acquire, of which Mr. Charney may acquire 20,415,800 shares if the volume-weighted average price of our common stock exceeds $3.25, $4.25 or $5.25 on or prior to April 15, 2014, 2015, and 2016, respectively, and of which Mr. Charney may acquire 2,500,000 shares if we achieve a specified EBITDA target during fiscal year 2014, in each case, for no additional consideration;

  •
  21,606,025 shares of our common stock issuable to Lion Capital, LLC (including its affiliates, "Lion") upon exercise of Lion's existing warrants, at an exercise price of $0.75 per share;

  •
  any additional shares of our common stock issuable to Lion upon exercise of any additional warrants issued to Lion, or anti-dilution adjustments to Lion's existing warrants, as a result of shares issued to Mr. Charney as described above, this offering or otherwise pursuant to anti-dilution protections in the Lion warrants; and

  •
  13,414,828 shares of our common stock reserved for future issuance under our equity compensation plans.

        Unless otherwise indicated, this prospectus supplement reflects and assumes the following:

  •
  no exercise by the underwriters of their over-allotment option; and

  •
  no exercise of options or warrants, or receipt of shares under other rights or agreements, outstanding as of March 17, 2014.

RISK FACTORS

        Investing in shares of our common stock involves risk. Please see the risk factors described below, as well as those described in our filings under the Exchange Act. You should consider carefully these risk factors together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase shares of our common stock. These risks and uncertainties are not the only ones facing us, and there may be additional matters that we are unaware of or that we currently consider immaterial. Any of these risks and uncertainties could adversely affect our business, financial condition, results of operations, liquidity or prospects and, thus, the value of an investment in shares of our common stock.

Risks Related to Our Business

We have substantial indebtedness, which could have adverse consequences to us, and we may not be able to generate sufficient cash flow to fund our liquidity needs, including servicing our indebtedness.

        We currently have substantial indebtedness. Our level of indebtedness has important consequences to us and to you and your investment. For example, our level of indebtedness may:

    •
    require us to dedicate a substantial portion of our cash flow from operations to pay interest and principal on our debt, which would reduce the funds available to use for operations, investments, future business opportunities and other general corporate purposes;

    •
    make it more difficult for us to satisfy our debt obligations, and any failure to comply with such obligations, including financial and other restrictive covenants, could result in an event of default or an inability to borrow under the agreements governing such indebtedness;

    •
    in the case of a default or an event of default, as applicable, lead to, among other things, cross-defaults with our other indebtedness, an acceleration of our indebtedness or foreclosure on the assets securing our indebtedness, which could have a material adverse effect on our business or financial condition;

    •
    limit our ability to obtain additional financing, or to sell assets to raise funds, if needed, for working capital, capital expenditures, expansion plans and other investments, which may limit our ability to implement our business strategy;

    •
    result in higher interest expense if interest rates increase on our floating rate borrowings;

    •
    place us at a competitive disadvantage relative to others in the industry as it is not common for companies involved in the retail apparel business to operate with such high leverage;

    •
    heighten our vulnerability to downturns in our business, the industry or in the general economy and limit our flexibility in planning for or reacting to changes in our business and the retail industry; or

    •
    reduce our ability to carry out our plans to expand our store base, product offerings and sales channels.

        Our ability to service our indebtedness is dependent on our ability to generate cash from internal operations sufficient to make required payments on such indebtedness, which is, to a significant extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, some of which factors are further described in this "Risk Factors" section. We are permitted by the terms of our indebtedness, including our senior secured notes and our Capital One Credit Facility, to incur additional indebtedness, subject to the restrictions therein.

We are currently pursuing this offering and, as an alternative, exploring other financing options to increase our available cash to fund our near-term debt service requirements and other operational needs.

        We are currently pursuing this offering and, as an alternative, exploring other financing options to fund our near-term debt service requirements and other operational needs and to increase our available cash. We have historically experienced negative cash flows from operating activities, and, in addition, the challenged implementation of our new distribution center in 2013 had a material negative impact on us and our available cash, both in terms of increased actual costs and reduced sales. As a result, our business did not generate sufficient cash flows from operations in 2013 or in the early part of 2014 to enable us to fully service our near-term 2014 debt interest payments and fund our other operational needs. As of February 28, 2014, we estimate that we had approximately $4.9 million in cash and $2.7 million of availability for additional borrowings under the Capital One Credit Facility. Our Bank of Montreal Credit Facility will terminate on March 31, 2014.

        We intend to use the net proceeds from this offering to fund working capital and for general corporate purposes, including the $13.5 million April cash interest payment on our senior secured notes.

        However, our actual cash needs could be greater than we currently expect and the amount of net proceeds from this offering, together with our available cash, may not be sufficient to permit us to fund all of our liquidity needs. Our actual cash needs could be greater than currently expected in the event that, among other things, net sales or cash flow from operations or our available cash levels are below our current expectations or preliminary estimates or if expenses are above our current expectations or preliminary estimates. We have experienced, and. particularly in the current retail environment, expect to continue to experience, unpredictable sales and, as a result, we may not achieve our projected levels of sales or cash flows or available cash. In addition, unanticipated expenses (including any further challenges with respect to our distribution center) also would negatively impact our available cash. In particular, in 2013, lower than expected sales and higher than expected expenses associated with our distribution center resulted in our actual financial results and our available cash being substantially lower than expected. In addition, any financing or other measures may only be sufficient to address our near-term need for available cash, and no assurances can be given as to future periods, particularly if our financial performance does not meet our expectations. Any of the foregoing could have a material adverse effect on our financial results and condition, liquidity, operations and our stockholders and could result in an event of default under our debt agreements or a going concern qualification with respect to our financial statements. In the event of any of the foregoing, we may need to take various actions, including seeking to refinance or restructure all or a portion of our indebtedness or capital structure, seeking additional debt or equity financing, disposing of asset and reducing or delaying capital expenditures, strategic acquisitions or investments, and we may not be able to do so on commercially reasonable terms or at all.

The terms of our indebtedness contain various covenants that may limit our business activities, and our failure to comply with these covenants could have material adverse consequences to us.

        The terms of our indebtedness contain, and our future indebtedness may contain, various restrictive covenants that limit our management's discretion in operating our business. In particular, these agreements include, or may include, covenants relating to limitations on:

    •
    dividends on, and redemptions and repurchases of, capital stock;

    •
    payments on subordinated debt;

    •
    liens and sale-leaseback transactions;

    •
    loans and investments;

    •
    debt and hedging arrangements;

    •
    mergers, acquisitions and asset sales;

    •
    transactions with affiliates;

    •
    disposals of assets;

    •
    changes in business activities conducted by us and our subsidiaries; and

    •
    capital expenditures, including to fund future store openings.

        In addition, our credit agreements contain, and any future credit agreements or loan agreements may contain, certain financial and maintenance covenants, including covenants relating to our capital expenditures, fixed charge coverage, borrowing availability and leverage, some of which may be tied to consolidated EBITDA, in each case as defined in the applicable debt agreements. Under the indenture governing our senior secured notes, a special interest trigger event occurred as of December 31, 2013 because our consolidated total net leverage ratio, as calculated under the indenture, exceeded 4.50 to 1.00. As a result, interest on the senior secured notes now accrues at a rate of 15% annum, with the interest in excess of 13% per annum payable in-kind for any interest payment date prior to April 15, 2018 and in cash for any interest payment date thereafter. The additional 2% per annum of interest accrues retroactively from the issue date of the senior secured notes. Similarly, because of the special interest trigger event, the interest rate on the loan agreement with Lion (the "Lion Loan Agreement") also increased from 18% to 20% per annum with the additional 2% payable retroactively from the date of the loan agreement. Interest under the loan agreement is payable in cash or, to the extent permitted by our other debt agreements, in-kind. We are currently paying the interest under the Lion Loan Agreement in cash as the terms of our other debt agreements do not currently permit payment in-kind.

        Such restrictive and other covenants could limit our ability to respond to market conditions, to provide for unanticipated capital requirements or to take advantage of business or acquisition opportunities.

        In addition, our failure to comply with the various covenants under our indebtedness could have material adverse consequences to us. Such failure may result in our being unable to borrow under our revolving credit facility, which we utilize to access our working capital, and as a result may adversely affect our ability to finance our operations or pursue our expansion plans. Our debt agreements contain cross-default or cross-acceleration provisions by which non-compliance with covenants, or the acceleration of other indebtedness of at least a specified outstanding principal amount, could also constitute an event of default under such debt agreements. Accordingly, such a failure could result in the acceleration of all of our outstanding debt, and may adversely affect our ability to obtain financing that may be necessary to effectively operate our business and grow the business going forward. In addition, substantially all of our assets are used to secure our indebtedness, including loans under our credit agreements, our senior secured notes and certain equipment leasing agreements. In the event of a default on these agreements, substantially all of our assets could be subject to liquidation by the creditors, which liquidation could result in no assets being left for the stockholders after the creditors receive their required payment. In such an event, we would be required to seek alternative sources of liquidity, and there can be no assurance that any alternative source of liquidity would be available on terms acceptable to us, or at all.

Fluctuations in our results of operations from quarter to quarter could have a disproportionate effect on our overall financial condition and results of operations.

        We experience seasonal fluctuations in revenues and operating income. Historically, sales during the third and fourth fiscal quarters have generally been the highest, with sales during the first fiscal quarter being the lowest. Any factors that harm our third or fourth quarter operating results, including adverse weather or unfavorable economic conditions, could have a disproportionate effect on our results of operations for the entire fiscal year.

        In order to prepare for our peak selling season, we must produce and keep in stock more merchandise than we would carry at other times of the year. Any unanticipated decrease in demand for our products during our peak selling season could require us to sell excess inventory at a substantial markdown, which could reduce our net sales and gross profit.

        A variety of factors affect comparable store sales, including fashion trends, competition, current economic conditions, pricing, inflation, the timing of release of new merchandise and promotional events, changes in our merchandise mix, the success of marketing programs, timing and level of markdowns and weather conditions. These factors may cause our comparable store sales results to differ materially from prior periods and from our expectations, which could cause a decrease in our earnings.

Significant fluctuations in exchange rates between the U.S. dollar and foreign currencies may adversely affect our revenues, operating income, net income and earnings per share, as well as future cash flows.

        We face exposure to adverse movements in foreign currency exchange rates as a result of our international operations. These exposures may change over time, and they could have a material adverse impact on our financial results and cash flows. An increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and therefore potentially less competitive in foreign markets. Conversely, lowering our price in local currency may result in lower U.S.-based revenue. A decrease in the value of the U.S. dollar relative to foreign currencies could increase the cost of local operating expenses.

Purchases of retail apparel merchandise are generally discretionary and economic conditions may cause a decline in consumer spending which could adversely affect our business and financial performance.

        Our operations and performance depend significantly on worldwide economic conditions and their impact on levels of consumer spending, particularly in discretionary areas such as fashion apparel. Our business and financial performance, including our sales and the collection of our accounts receivable, may be adversely affected by any future decreases in economic activity in the markets we serve that could potentially cause a decline in consumer spending, including a reduction in the availability of credit, increased unemployment levels, higher fuel and energy costs, rising interest rates, adverse conditions in the housing markets, financial market volatility, recession, decreased access to credit, reduced consumer confidence in future economic conditions and political conditions, acts of terrorism, consumer perceptions of personal well-being and security and other macroeconomic factors affecting consumer spending behavior. A decrease in consumer discretionary spending as a result of economic conditions may decrease the demand for our products. In addition, reduced consumer spending may cause us to lower prices or drive us to offer additional products at promotional prices, any of which would have a negative impact on gross profit.

        Our ability to meet customers' demands depends, in part, on our ability to obtain timely and adequate delivery of materials, parts and components from our suppliers. Global financial conditions may materially and adversely affect the ability of our suppliers to obtain financing for significant purchases and operations. If certain key suppliers were to become capacity constrained or insolvent as a result of the financial crisis, it could result in a reduction or interruption in supplies or a significant increase in the price of supplies and adversely impact consumer purchases and our financial results. As a consequence, our operating results for a particular period are difficult to predict, and, therefore, prior results are not necessarily indicative of results to be expected in future periods. Any of the foregoing effects could have a material adverse effect on our business, results of operations, and financial condition and could adversely affect our stock price.

If we are unable to gauge fashion trends and react to changing consumer preferences in a timely manner, our sales will decrease.

        Our success is largely dependent upon our ability to gauge the fashion tastes of our customers and to provide merchandise that satisfies customer demand in a timely manner. The retail apparel business fluctuates according to changes in consumer preferences dictated, in part, by fashion and season. To the extent we misjudge the market for our merchandise or the products suitable for our market, our sales will be adversely affected. Merchandise misjudgments could have a material adverse effect on our image with our customers and on our operating results. Fluctuations in the apparel retail market affect the inventory owned by apparel retailers, since merchandise usually must be manufactured in advance of the season and frequently before fashion trends are evidenced by customer purchases. In addition, the cyclical nature of the retail apparel business requires us to carry a significant amount of inventory, especially prior to peak selling seasons when we build up our inventory levels. As a result, we will be vulnerable to demand and pricing shifts and to suboptimal selection and timing of merchandise production. If sales do not meet expectations, too much inventory may lower planned margins. Our brand image may also suffer if customers believe we are no longer able to offer the latest fashion. The occurrence of these events could adversely affect our financial results by decreasing sales.

Our failure to adequately protect our trademarks and other intellectual property rights could diminish the value of our brand and reduce demand for our merchandise.

        Our trademarks and service marks, and certain other intellectual property, have been registered, or are the subject of pending applications with the United States Patent and Trademark Office and with the registries of many foreign countries and/or are protected by common law. Our products are noted for their quality and fit, and our edgy, distinctive branding has differentiated us in the marketplace. As such, the trademark and variations thereon are valuable assets that are critical to our success. We intend to continue to vigorously protect our trademark and brand against infringement, but we may not be successful in doing so. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States. The unauthorized reproduction or other misappropriation of our trademark would diminish the value of our brand, which could reduce demand for our products or the prices at which we can sell our products.

If we fail to maintain the value and image of our brand, our sales are likely to decline.

        Our success depends on the value and image of our brand. Our name is integral to our business as well as to the implementation of our strategies for expanding our business. Maintaining, promoting and positioning our brand depend largely on the success of our marketing and merchandising efforts and our ability to provide a consistent, high quality customer experience. Our brand could be adversely affected if we fail to achieve these objectives or if our public image or reputation or those of our senior personnel were to be tarnished by negative publicity. Any of these events could result in decreases in sales.

Our ability to attract customers to our stores depends heavily on the success of the shopping areas in which they are located.

        In order to generate customer traffic, we locate many of our stores in prominent locations within successful shopping areas. Net sales at these stores are partly dependent on the volume of traffic in those shopping areas. Our stores benefit from the ability of a shopping area's other tenants to generate consumer traffic in the vicinity of our stores and the continuing popularity of the shopping areas. We cannot control the availability or cost of appropriate locations within existing or new shopping areas, competition with other retailers for prominent locations or the success of individual shopping areas. In addition, factors beyond our control impact shopping area traffic, such as economic conditions nationally or in a particular area, competition from internet retailers, changes in consumer demographics in a particular market, the closing or decline in popularity of other stores in the shopping areas where our stores are located, deterioration in the financial conditions of the operators of the shopping areas or developers and consumer spending levels. A significant decrease in shopping area traffic could have a material adverse effect on our financial condition or results of operations. Furthermore, in pursuing our growth strategy, we will be competing with other retailers for prominent locations within the same successful shopping areas. If we are unable to secure these locations or unable to renew store leases on acceptable terms as they expire from time-to-time we may not be able to continue to attract the number or quality of customers we normally have attracted or would need to attract to sustain our projected growth. All these factors may also impact our ability to meet our growth targets and could have a material adverse effect on our financial condition or results of operations.

Our growth strategy relies in part on the opening of new stores, the remodeling of existing stores and expanding our business internationally, which may strain our resources, adversely impact the performance of our existing store base and delay or prevent successful penetration into international markets.

        Our growth strategy and the success of our business depends in part on the opening of new retail stores, both domestically and internationally, the renewal of existing store leases on terms that meet our financial targets, the remodeling of existing stores in a timely manner, and the operation of these stores in a cost-efficient manner. Successful implementation of this portion of our growth strategy depends on a number of factors including, but not limited to, our ability to:

    •
    identify and obtain suitable store locations and negotiate acceptable leases for these locations;

    •
    complete store design and remodeling projects on time and on budget;

    •
    manage and expand our infrastructure to accommodate growth;

    •
    generate sufficient operating cash flows or secure adequate capital on commercially reasonable terms to fund our expansion plan and remain in compliance with the capital expenditure covenant and other relevant covenants in our credit facilities that may limit our ability to fund such expansion plans;

    •
    manage inventory effectively to meet the needs of new and existing stores on a timely basis;

    •
    avoid construction delays and cost overruns in connection with the build-out of new stores;

    •
    hire, train and retain qualified store managers and sales people.

    •
    gain acceptance from foreign customers;

    •
    manage foreign exchange risks effectively;

    •
    address existing and changing legal, regulatory and political environments in target foreign markets; and

    •
    manage international growth, if any, in a manner that does not unduly strain our financial, operating and management resources.

        Our plans to expand our store base and to remodel certain existing stores may not be successful and the implementation of these plans may not result in an increase in our revenues even though they increase our costs. Additionally, new stores that we open may place increased demands on our existing financial, operational, managerial and administrative resources, which could cause us to operate less effectively.

        Our ability to obtain real estate to open new stores in desirable locations depends upon the availability of real estate that meets our criteria, which includes, among other items, projected foot traffic, square footage, customer demographics and whether we are able to negotiate lease terms that meet our operating budget. In addition, we must be able to effectively renew our existing store leases from time to time. Failure to secure real estate in desirable locations on economically beneficial terms or to renew leases on existing store locations on economically beneficial terms could have a material adverse effect on our results of operations.

        Further, our ability to fund expansion in the future and other capital expenditures will depend on our ability to generate sufficient cash from internal operations (after taking into account our debt service obligations and subject to the covenants in our debt agreements) or to access financing, which ability is, to a significant extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control and which financing may not be available on commercially reasonable terms or at all.

        Furthermore, it is possible that by opening a new store in an existing market, we could adversely affect the previously existing stores in that market by drawing away traffic from the previously existing stores. Our new stores may not be immediately profitable and, as such, we may incur losses until these stores become profitable. Any failure to successfully open and operate new stores would adversely affect our results of operations.

        We anticipate that we will incur significant costs related to starting up and maintaining additional foreign operations. Costs may include, and will not be limited to, setting up foreign offices and hiring experienced management. These increased demands may cause us to operate our business less effectively, which in turn could cause deterioration in the performance of our stores. Furthermore, our ability to conduct business in international markets may be affected by legal, regulatory, political and economic risks.

Our plans to expand our product offerings and sales channels may not be successful, and implementation of these plans may divert our operational, managerial and administrative resources, which could impact our competitive position.

        Our ability to grow our existing brand and develop or identify new growth opportunities depends in part on our ability to appropriately identify, develop and effectively execute strategies and initiatives. Failure to effectively identify, develop and execute strategies and initiatives may lead to increased operating costs without offsetting benefits and could have a material adverse effect on our results of operations. These plans involve various risks discussed elsewhere in these risk factors, including:

    •
    implementation of these plans may be delayed or may not be successful;

    •
    if our expanded product offerings and sales channels fail to maintain and enhance our distinctive brand identity, our brand image may be diminished and our sales may decrease;

    •
    implementation of these plans may divert management's attention from other aspects of our business and place a strain on our management, operational and financial resources, as well as our information systems.

        In addition, our ability to successfully carry out our plans to expand our product offerings may be affected by, among other things, economic and competitive conditions, changes in consumer spending patterns and changes in consumer preferences and fashion trends. Our expansion plans could be delayed or abandoned, could cost more than anticipated and could divert resources from other areas of our business; any of which could impact our competitive position and reduce our revenue and profitability.

We depend on key personnel, and our ability to grow and compete will be harmed if we do not retain the continued services of such personnel, or we fail to identify, hire and retain additional qualified personnel.

        We depend on the efforts and skills of our management team and other key personnel, and the loss of services of one or more members of this team, each of whom have substantial experience in the apparel industry, could have an adverse effect on our business. Our senior officers closely supervise all aspects of our business, in particular the design and production of merchandise and the operation of our stores. If we are unable to hire and retain qualified management or if any member of our management leaves, such departure could have an adverse effect on our operations and could adversely affect our ability to design new products and to maintain and grow the distribution channels for our products. In particular, we believe we have benefited substantially from the leadership and strategic guidance of Dov Charney. The loss of Dov Charney would be particularly harmful as he is considered intimately connected to our brand identity and is the principal driving force behind our core concepts, designs and growth strategy.

        Our ability to anticipate and effectively respond to changing fashion trends depends in part on our ability to attract and retain key personnel in our design, merchandising and marketing areas, and other functions. In addition, if we experience material growth, we will need to attract and retain additional qualified personnel. The market for qualified and talented design and marketing personnel in the apparel industry is intensely competitive, and we cannot be sure that we will be able to attract and retain a sufficient number of qualified personnel in future periods. If we are unable to attract or retain qualified personnel as needed, our growth will be hampered and our operating results could be materially adversely affected.

Unionization of employees at our facilities could result in increased risk of work stoppages and high labor costs.

        Our employees are not party to any collective bargaining agreement or union. If employees at our manufacturing or distribution facilities were to unionize, our relationship with our employees could be adversely affected. We would also face an increased risk of work stoppages and higher labor costs. Accordingly, unionization of our employees could have a material adverse impact on our operating costs and financial condition and could force us to raise prices on our products, curtail operations and/or relocate all or a portion of our operations overseas.

Cost increases in, or shortages of, the materials or labor used to manufacture our products could negatively impact our business and financial condition.

        The manufacture of our products is labor intensive and utilizes raw materials supplied by third parties. An important part of American Apparel branding and marketing is that our products are made in the United States. The Federal Trade Commission has stated that for a product to be called "Made in USA", or claimed to be of domestic origin without qualifications or limits on the claim, the product must be "all or virtually all" made in the United States. The term "United States" includes the 50 states, the District of Columbia, and the U.S. territories and possessions. "All or virtually all" means that all significant parts and processing that go into the product must be of U.S. origin. That is, the product should contain no – or negligible – foreign content. We meet the Federal Trade Commission's "Made in USA" standard and from the knitting process to the final sewing of a garment, all of the processes are conducted in the United States, either directly by us in our knitting, manufacturing, dyeing and finishing facilities located in Los Angeles or through commission knitters, dyers and sewers in the Los Angeles metropolitan area and other regions in the United States. If the cost of labor materially increases, our financial results could be materially adversely affected and our ability to compete against companies with lower labor costs could be hampered. Material increases in labor costs in the United States could also force us to move all or a portion of our manufacturing overseas, which could adversely affect our brand identity.

        Similarly, increases in the prices of raw materials or the prices we pay to the suppliers of the raw materials used in the manufacturing of our products, and shortages in such materials, could have a material adverse effect on our financial condition and results of operations. For example, the price of yarn and the cost of certain related fabrics has historically fluctuated. Such shortages may result in an increase in our manufacturing costs and could result in a material adverse effect on our financial condition and results of operations, and we are unable to predict whether we will be able to successfully pass on the added cost of raw materials to our wholesale and retail customers. In addition, increases in the cost of, or shortages in, our raw material inputs could adversely affect our ability to compete. Further, we could be forced to seek to offset any increased raw material costs by relocating all or a portion of our manufacturing overseas to locations with lower labor costs.

Our manufacturing operations are located and will be located in higher-cost geographic locations, placing us at a possible disadvantage to competitors that have a higher percentage of their manufacturing operations overseas.

        Despite the general industry-wide migration of manufacturing operations to lower-cost locations, such as Central America, the Caribbean Basin and Asia, our textile manufacturing operations are still located in the United States, which is a higher-cost location relative to these offshore locations. In addition, our competitors generally source or produce a greater portion of their textiles from regions with lower costs than we, which also places us at a cost disadvantage. Our competitor's lower costs of production may allow them to offer their products at a lower price than our selling prices for similar products. This could force us to lower our margins or to compete more vigorously with non-price competitive strategies to preserve our margins and sales volume.

Our reliance on operational facilities located in the same vicinity makes our business susceptible to disruptions or adverse conditions affecting the location of our facilities.

        We conduct all of our manufacturing operations in the Los Angeles metropolitan area. Specifically, we operate principally out of an 800,000 square foot facility in downtown Los Angeles, which houses our executive offices, as well as our cutting and sewing operations. Our distribution operations are located in La Mirada, California. We also operate the following: a knitting facility in Los Angeles, California; a cutting, sewing, garment dyeing and finishing facility in South Gate, California; a fabric dyeing and finishing facility in Hawthorne, California; as well as a cutting, sewing, fabric dyeing and finishing facility in Garden Grove, California. As a result of geographic concentration, our operations are susceptible to local and regional factors, such as accidents, system failures, economic and weather conditions, natural disasters, and demographic and population changes, as well as other unforeseen events and circumstances.

        Southern California is particularly susceptible to earthquakes. Any significant interruption in the operation of any of these facilities could reduce our ability to receive and process orders and provide products and services to our stores and customers, which could result in lost sales, canceled sales and a loss of loyalty to our brand. Furthermore, if there were a major earthquake, we may have to cease operations for a significant portion of time due to possible damage to our factory or inability to deliver products to our distribution center.

The process of upgrading our information technology infrastructure may disrupt our operations.

        We are increasingly dependent on information systems to operate our website, process transactions, respond to customer inquiries, manage inventory and production, purchase, sell and ship goods on a timely basis and maintain cost-efficient operations. We have performed an evaluation of our information technology systems and requirements and have implemented upgrades to our information technology systems supporting the business. These upgrades involve replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality. There are inherent risks associated with replacing and changing these systems, including accurately capturing data and system disruptions. We may experience operational problems with our information systems as a result of system failures, viruses, computer "hackers" or other causes. Any material disruption or slowdown of our systems, including a disruption or slowdown caused by our failure to successfully upgrade our systems could cause information, including data related to customer orders, to be lost or delayed which could-especially if the disruption or slowdown occurred during the holiday season-result in delays in the delivery of merchandise to our stores and customers or lost sales, which could reduce demand for our merchandise and cause our sales to decline.

        Moreover, we may not be successful in developing or acquiring technology that is competitive and responsive to the needs of our customers and might lack sufficient resources to make the necessary investments in technology to compete with our competitors. Accordingly, if changes in technology cause our information systems to become obsolete, or if our information systems are inadequate to handle our growth, we could lose customers.

A failure in our Internet operations could significantly disrupt our business and lead to reduced sales and reputational damage.

        Our online retail operations are subject to numerous risks that could have a material adverse effect on our operational results. Risks to online revenue include, but are not limited to, the following:

    •
    changes in consumer preferences and buying trends relating to Internet usage;

    •
    changes in required technology interfaces;

    •
    web site downtime;

    •
    difficulty in recreating the in-store experience on our website; and

    •
    risks related to the failure of the systems that operate the web sites and their related support systems, including computer viruses, theft of customer information, telecommunication failures and electronic break-ins and similar disruptions.

        Our failure to successfully respond to these risks and uncertainties could reduce Internet sales and damage our brand's reputation.

Failure to protect the integrity and security of our information systems and our customers' information could materially adversely affect our results of operations, damage our reputation and expose us to litigation.

        Our operations, including sales through our e-commerce website and retail stores, involve the collection, storage and transmission of customers' credit card information and personal identification data, as well as employee information and non-public company data. The costs associated with maintaining the security of such information, including increased investments in technology, the costs of compliance with consumer protection laws, and costs resulting from consumer fraud or a malicious breach of our information systems, could materially adversely affect our results of operations. If the security of the customer data stored on our servers or transmitted by our networks were breached, our reputation may be materially adversely affected, which could negatively impact our sales results, and we may be subject to litigation. To date, we have not experienced a significant security breach.

We operate in the highly competitive retail and apparel industries and our market share may be adversely impacted at any time by the significant number of competitors in our industries that may compete more effectively than we can.

        The apparel industry is characterized by rapid shifts in fashion, consumer demand and competitive pressures, resulting in both price and demand volatility. The retail apparel industry, in general, and the imprintable apparel market, specifically, is fragmented and highly competitive. Prices of certain products we manufacture, particularly T-shirts, are determined based on market conditions, including the price of raw materials. There can be no assurance that we will be able to compete successfully in the future. We compete with national and local department stores, specialty and discount store chains, independent retail stores and Internet businesses that market similar lines of merchandise. Many of our competitors are, and many of our potential competitors may be, larger, have substantially greater name recognition than we do and have greater financial, marketing and other resources and, therefore, may be able to adapt to changes in customer requirements more quickly, devote greater resources to the marketing and sale of their products, generate greater national brand recognition or adopt more aggressive pricing policies than we can.

        We also face competition in European, Asian and Canadian markets from established regional and national chains. Our success in these markets depends on determining a sustainable profit formula to build brand loyalty and gain market share in these challenging retail environments. If our international business is not successful our results of operations could be adversely affected.

        The wholesale business competes with numerous wholesale companies based on the quality, fashion, availability, and price of our wholesale product offerings. Many of these companies have greater name recognition than American Apparel in the wholesale market. Many of these companies also have greater financial and other resources when compared to American Apparel. If we cannot successfully compete with these companies, our results of operations could be adversely affected.

Elimination or scaling back of U.S. import protections would weaken an important barrier to the entry of foreign competitors who produce their merchandise in lower labor cost locations. This could place us at a disadvantage to those competitors.

        Our products are subject to foreign competition. Foreign producers of apparel often have significant labor cost advantages, which can enable them to sell their products at relatively lower prices. However, foreign competitors have faced significant U.S. government import restrictions in the form of tariffs and quotas. The extent of import protection afforded to domestic apparel producers has been, and is likely to remain, subject to political considerations, and is therefore unpredictable. Given the number of foreign low cost producers, the substantial elimination or scaling back of the import protections that protect domestic apparel producers such as American Apparel could have a material adverse effect on our business and the financial condition and results of operation.

Because we utilize foreign suppliers and sell into foreign markets, we are subject to numerous risks associated with international business that could increase our costs or disrupt the supply of our products, resulting in a negative impact on our business and financial condition.

        Our international operations subject us to risks, including:

    •
    economic and political instability;

    •
    restrictive actions by foreign governments;

    •
    greater difficulty enforcing intellectual property rights and weaker laws protecting intellectual property rights;

    •
    changes in import duties or import or export restrictions;

    •
    fluctuations in currency exchange rates, which could negatively affect profit margins;

    •
    timely shipping of product;

    •
    complications complying with the laws and policies of the United States affecting the exportation of goods, including duties, quotas, and taxes; and

    •
    complications in complying with trade and foreign tax laws.

        These and other factors beyond our control could disrupt the supply of our products, influence the ability of our suppliers to export our products cost-effectively or at all, inhibit our suppliers' ability to procure certain materials and increase our expenses, any of which could harm our business, financial condition and results of operations.

We rely heavily on immigrant labor, and changes in immigration laws or enforcement actions or investigations under such laws could significantly adversely affect our labor force, manufacturing capabilities, operations and financial results.

        We rely heavily on immigrant labor. Adverse changes to existing laws and regulations applicable to employment of immigrants, enforcement requirements or practices under those laws and regulations, and inspections or investigations by immigration authorities or the prospects or rumors of any of the foregoing, even if no violations exist, could negatively impact the availability and cost of personnel and labor to us. As a result, we could experience very substantial turnover of employees on short or no notice, which could result in manufacturing and other delays. We may also have difficulty attracting or hiring new employees in a timely manner, resulting in further delays. These delays could materially adversely affect our revenues and costs and our ability to compete. If we are not able to continue to attract and retain sufficient employees, our manufacturing capabilities, operations and financial results would be adversely affected.

We are subject to customs, advertising, consumer protection, zoning and occupancy and labor and employment laws that could require us to modify our current business practices and incur increased costs.

        We are subject to numerous regulations, including customs, truth-in-advertising, consumer protection and zoning and occupancy laws and ordinances that regulate retailers generally and/or govern the importation, promotion and sale of merchandise and the operation of retail stores and warehouse facilities. We also are subject to numerous federal and state labor laws, such as minimum wage laws and other laws relating to employee benefits. If these regulations were to change or were violated by our management, employees, suppliers, buying agents or trading companies, the costs of certain goods could increase, or we could experience delays in shipments of our goods, be subject to fines or penalties, or suffer reputational harm, which could reduce demand for our merchandise and hurt our business and results of operations. In addition, changes in federal and state minimum wage laws and other laws relating to employee benefits could cause us to incur additional wage and benefits costs, which could adversely affect our profitability. We are currently defending five wage and hour suits. Should these matters be decided against us, we could incur substantial liability, experience an increase in similar suits, and suffer reputational harm. We are unable to predict the financial outcome of these matters at this time, and any views we form as to the viability of these claims or the financial exposure in which they could result may change. No assurance can be made that these matters will not result in material financial exposure, which together with the potential for similar suits and reputational harm, could have a material adverse effect upon our financial condition and results of operations.

        Legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures or modify our business practices to comply with existing or future laws and regulations, which may increase our costs and materially limit our ability to operate our business.

Current environmental laws, or laws enacted in the future, may harm our business.

        We are subject to federal, state and local laws, regulations and ordinances that govern activities or operations that may have adverse environmental effects (such as emissions to air, discharges to water, and the generation, handling, storage and disposal of solid and hazardous wastes). We are also subject to laws, regulations and ordinances that impose liability for the costs of clean up or other remediation of contaminated property, including damages from spills, disposals or other releases of hazardous substances or wastes, in certain circumstances without regard to fault. Certain of our operations routinely involve the handling of chemicals and wastes, some of which are or may become regulated as hazardous substances. Our product design and procurement operations must comply with new and future requirements relating to the materials composition of our products. If we fail to comply with the rules and regulations regarding the use and sale of such regulated substances, we could be subject to liability. The costs and timing of costs under environmental laws are difficult to predict.

        As is the case with manufacturers in general, if a release of hazardous substances occurs on or from our properties or any associated offsite disposal locations, or if contamination from prior activities is discovered at any of our properties, we may be held liable. The amount of such liability could be material.

Litigation exposure could exceed expectations and have a material adverse effect on our financial condition and results of operations.

        We are subject to regulatory inquiries, investigations, claims and suits. We are currently defending a consolidated putative shareholder class action, two consolidated shareholder derivative actions proceeding in federal and state court, respectively, five wage and hour suits, and numerous employment related claims and suits. In the event one or more of these matters are decided against us, we may incur substantial liability, experience an increase in similar suits or suffer reputational harm. We are unable to predict the financial outcome that could result from these matters at this time and any views we form as to the viability of these claims or the financial exposure in which they could result could change from time to time as the matters proceed through their course, as facts are established and various judicial determinations are made. No assurance can be made that these matters will not result in material financial exposure, which together with the potential for similar suits and reputational harm, could have a material adverse effect upon our financial condition and results of operations.

We are currently being audited by government tax agencies regarding our operating activities in previous periods which may result in an assessment of a material amount, the payment of which may adversely impact our financial conditions and operations.

        We are currently being audited by government agencies in various jurisdictions in regards to sales, VAT, income, and other taxes and customs duties for certain previous years. In connection with one such audit, the German customs authority has issued retroactive assessments on the Company's imports totaling €3,634 or $5,003 at the December 31, 2013 exchange rates. Although we believe that we properly assess and remit all required sales, VAT, income, and other taxes and customs duties in Germany and other applicable jurisdictions, no assurance can be made that these matters will not have a material adverse effect on our financial condition and results of operations. In particular, disruptions in our operations in Germany as a result of customs enforcement actions or otherwise could have a material adverse effect on our E.U. business and operations.

Third party failure to deliver merchandise to stores and customers could result in lost sales or reduced demand for our merchandise.

        The efficient operation of our stores and wholesale business depends on the timely receipt of merchandise from our distribution centers. Independent third party transportation companies deliver a substantial portion of our merchandise to our stores. These shippers may not continue to ship our products at current pricing or terms. These shippers may employ personnel represented by labor unions. Disruptions in the delivery of merchandise or work stoppages by employees or contractors of these third parties could delay the timely receipt of merchandise, which could result in canceled sales, a loss of loyalty to our brand and excess inventory. There can be no assurance that such stoppages or disruptions will not occur in the future. Any failure by these third parties to respond adequately to our distribution needs would disrupt our operations and could have a material adverse effect on our financial condition and results of operations.

        Timely receipt of merchandise by our stores and our customers may also be affected by factors such as inclement weather, natural disasters and acts of terrorism. We may respond by increasing markdowns or initiating marketing promotions, which would decrease our gross profits and net income.

We have potentially adverse exposure to credit risks on our wholesale sales.

        We are exposed to the risk of financial non-performance by our customers, primarily in our wholesale business. Our extension of credit involves considerable use of judgment and is based on an evaluation of each customer's financial condition and payment history. We monitor our credit risk exposure by periodically obtaining credit reports and updated financials of our customers. We maintain an allowance for doubtful accounts for potential credit losses based upon historical trends and other available information. However, delays in collecting or the inability to collect on sales to significant customers or a group of customers could have a material adverse effect on our results of operations.

Risks Related to this Offering and Ownership of our Common Stock

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

        Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price could fluctuate significantly for various reasons, which include:

    •
    the potential issuance of additional shares of our common stock, including pursuant to outstanding warrants and contractual rights to purchase or receive shares of our common stock;

    •
    our quarterly or annual earnings or earnings of other companies in our industry;

    •
    the public's reaction to our press releases, our other public announcements and our filings with the SEC;

    •
    changes in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry;

    •
    new laws or regulations or new interpretations of laws or regulations applicable to our business;

    •
    changes in accounting standards, policies, guidance, interpretations or principles;

    •
    changes in general conditions in the United States and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;

    •
    litigation involving us or investigations or audits with respect to our operations;

    •
    our compliance with listing standards of the NYSE MKT or any other securities exchange on which our common stock or any of our other securities may be listed or traded;

    •
    sales of our common stock by our directors, executive officers and significant stockholders; and

    •
    other factors described in our filings with the SEC.

        In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including us and other companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our stock price.

If we are unable to maintain the listing of our common stock on the NYSE MKT or any other securities exchange, it may be more difficult for you to sell your securities.

        Our common stock is currently traded on the NYSE MKT. On February 28, 2014, we received a letter from NYSE MKT indicating that we are not in compliance with the continued listing standards of NYSE MKT set forth in Section 1003(a)(iv) of the NYSE MKT Company Guide. In order to maintain our listing, we submitted a plan of compliance on March 21, 2014 addressing how we intend to regain compliance with Section 1003(a)(iv) of the Company Guide by April 15, 2014. If the plan is accepted, we may be able to continue our listing but will be subject to periodic review by NYSE MKT. If the plan is not accepted or if we do not make progress consistent with the plan by April 15, 2014, NYSE MKT will initiate delisting proceedings as appropriate. No assurance can be given that we will regain compliance with those listing requirements or that we will continue to meet the listing requirements of NYSE MKT in the future.

        If for any reason the NYSE MKT should delist our common stock, and we are unable to obtain listing on another national securities exchange, we could face significant material adverse consequences, including:

    •
    a limited availability of market quotations for our securities;

    •
    a limited amount of news and analyst coverage;

    •
    a decreased ability to issue additional securities or obtain additional financing in the future; and

    •
    a determination that our common stock is a "penny stock," if the securities sell for a substantial period of time at a low price per share which would require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock.

Voting control and significant beneficial ownership of our common stock by certain of our stockholders may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

        As of March 17, 2014, Dov Charney, our Chairman and Chief Executive Officer, beneficially owned 42.3% of our outstanding common stock, and Lion beneficially owned 16.2% of our outstanding common stock. Mr. Charney and Lion also have the right to acquire additional beneficial ownership under certain circumstances as described in the following risk factor.

        In addition, Mr. Charney and Lion are parties to a voting agreement, dated March 13, 2009 (the "Investment Voting Agreement"), and an investment agreement, dated March 13, 2009 (the "Investment Agreement"). Pursuant to the Investment Agreement, Lion currently has the right to designate two persons to our board of directors and a board observer, subject to maintaining certain minimum ownership thresholds of shares of our common stock issuable under Lion's warrants. There are currently two vacancies on our board of directors, as a result of the resignation of Lion's designees on March 30, 2011. Lion has indicated that it will retain its ability to re-designate directors to our board of directors and a board observer at the appropriate time in the future, pursuant to its designation rights under the Investment Agreement.

        In addition, pursuant to the Investment Voting Agreement, for so long as Lion has the right to designate any person or persons to our board of directors, Mr. Charney has agreed to vote his shares of our common stock in favor of Lion's designees, and Lion has agreed to vote its shares of our common stock in favor of Mr. Charney each time Mr. Charney is nominated for election to our board of directors. Mr. Charney's obligation to so vote terminates if he owns less than 6,000,000 shares of our common stock (which number will be adjusted appropriately to take into account any stock split, reverse stock split or similar transaction). Lion's obligation to so vote terminates if Mr. Charney beneficially owns less than 27,900,000 shares of our common stock (which number will be adjusted appropriately to take into account any stock split, reverse stock split or similar transaction).

        This concentration of share ownership and voting agreements may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Also, some or all of our significant stockholders, if they were to act together, would be able to control our management and affairs and matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other stockholders and may prevent our stockholders from realizing a premium over the current market price for their shares of our common stock. Furthermore, our significant stockholders may also have interests that differ from yours and may vote their shares of our common stock in a way with which you disagree and which may be adverse to your interests.

There will be a substantial number of shares of our common stock available for issuance or sale in the future that would result in dilution to existing public stockholders, may increase the volume of our common stock available for sale in the open market and may cause a decline in the market price of our common stock.

        As of March 17, 2014, Mr. Charney and our warrantholder, Lion, owned or had the right to acquire, in the aggregate, 95,679,098 shares of our common stock, excluding any shares issuable under any rights or agreements to acquire shares of our common stock that were outstanding on such date but that expired on or prior to the date of this prospectus supplement.

        As of March 17, 2014, Mr. Charney owned 47,209,406 shares of our common stock and, in addition, Mr. Charney had a right to acquire or receive up to an additional 22,915,800 shares of our common stock, excluding any shares issuable under any rights or agreements to acquire shares of our common stock that were outstanding on such date but that expired on or prior to the date of this prospectus supplement. Of the additional shares, 20,415,800 shares are issuable to Mr. Charney if the volume-weighted average price of our common stock exceeds $3.25, $4.25 or $5.25 on or prior to April 15, 2014, 2015, and 2016, respectively, and 2,500,000 shares are issuable to Mr. Charney if the Company achieves a target EBITDA during fiscal year 2014, in each case, for no additional consideration. The resale of Mr. Charney's shares has not been registered and these shares are, or when issued will be, restricted securities under the securities laws.

        As of March 17, 2014, Lion held warrants exercisable at any time prior to February 18, 2022, for an aggregate of 21,606,025 shares of our common stock, representing beneficial ownership of approximately 16.2% of the outstanding shares of our common stock on an as-exercised basis. The Lion warrants have an exercise price of $0.75 per share, subject to adjustment, and may be exercised by paying their exercise price in cash, by cashless exercise, or by a combination of the two methods. The Lion warrants are subject to anti-dilution adjustments with respect to the 20,415,800 shares issuable to Mr. Charney, as described above, and also proportional adjustment of the exercise price and, under certain circumstances, the number of shares of our common stock issuable upon exercise of the warrants, in connection with: stock dividends, subdivisions and combinations; distributions of cash (other than cash dividends), debt, warrants or rights to holders of our common stock; and the issuance of additional equity securities at a price per share (or with a conversion, exercise or exchange price per share) less than market price.

        As of March 17, 2014, assuming (1) issuance in full of the 22,915,800 shares of our common stock that Mr. Charney has a right to acquire as described above in certain circumstances, (2) exercise in full of Lion's existing warrants to purchase a total of 21,606,025 shares of our common stock, (3) exercise in full of additional warrants that would be issued to Lion if there was a further issuance of shares to Mr. Charney as described in (1) above, (4) exercise in full by our employees of currently outstanding options to purchase, and full vesting of restricted stock awards with respect to, a total of 2,148,152 shares of our common stock and (5) no other issuances of our common stock or securities convertible, exercisable or exchangeable for our common stock (not giving effect to any adjustments to the foregoing as a result of this offering), the percentage ownership of stockholders other than Mr. Charney and holders of outstanding warrants as described above would be reduced from approximately 57.7% to approximately 41.1% (not taking into account the shares being offered in this offering) and from approximately 74.0% to approximately 58.8% (taking into account the shares being offered in this offering including the over-allotment option).

        Our authorized capital stock consists of 230,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of March 17, 2014, we had 113,470,156 shares of common stock issued and 111,732,302 shares of common stock outstanding. Accordingly, our certificate of incorporation would permit us to issue additional shares of common stock (even after taking into account this offering, including the over-allotment option) and up to 1,000,000 shares of preferred stock. In addition, in the past, the Lion warrants and the arrangements under which Mr. Charney has a right to receive shares of our common stock as described above have been amended, including by, in the case of Lion, reducing the exercise price of the Lion warrants or granting Lion additional warrants and, in the case of Mr. Charney, by reducing the stock price threshold or extending the time period to achieve such threshold. Any such further amendments, or other modifications that increase the number of shares that Lion and Mr. Charney have the right or ability to receive, would further dilute the other stockholders. We also are currently exploring financing options in addition to this offering, which could include the issuance of a significant number of additional shares of our common stock or other equity or convertible debt securities.

        Issuances of additional shares of our common stock would result in dilution to existing public stockholders, may increase the volume of our common stock available for sale in the open market and may cause a decline in the market price of our common stock. In addition, the issuance of additional shares of our common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote, and, in the case of issuances of preferred stock, likely would result in your interest in us being subject to the prior rights of holders of that preferred stock.

If you purchase shares of our common stock sold in this offering, you will experience immediate and substantial dilution in the net tangible book deficit of your shares. In addition, we may issue additional shares of our common stock or other equity or convertible debt securities in the future, which may result in additional dilution to investors.

        We currently have a net tangible book deficit per share of our outstanding common stock. As a result, investors purchasing shares with respect to our common stock in this offering will pay a price per share that substantially exceeds the value of our tangible assets after subtracting liabilities. Investors will incur immediate dilution of $0.69 per share, based on the public offering price of $0.50 per share and the net tangible book deficit of $(0.54) as of September 30, 2013. For a more detailed discussion, see the section entitled "Dilution" below. In addition, to the extent additional shares of our common stock are issued, including as described in the immediately preceding risk factor " – Risks Related to this Offering and Ownership of our Common Stock – There will be a substantial number of shares of our common stock available for issuance or sale in the future that would result in dilution to existing public stockholders, may increase the volume of our common stock available for sale in the open market and may cause a decline in the market price of our common stock" there will be further dilution to new investors. In addition, to the extent we need to raise additional capital in the future and we issue additional shares of our common stock or other equity or convertible debt securities, our then existing stockholders may experience dilution. In addition, any new securities may have rights senior to those of our common stock offered in this offering.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

        Our certificate of incorporation and bylaws and Delaware law contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

    •
    a classified board of directors with three-year staggered terms;

    •
    ability of stockholders to remove directors only for cause;

    •
    not providing for cumulative voting in the election of directors;

    •
    authorizing the board to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;

    •
    requiring advance notification of stockholder nominations and proposals; and

    •
    limitations on transactions with interested shareholders.

        In addition, we may in the future implement additional anti-takeover measures, including a rights plan or amendments to our charter or bylaws to add additional protective provisions.

        These and other provisions in our certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions.

If securities analysts do not continue to publish research or reports about our business or if they publish negative evaluations of our stock or our other securities or a rating agency downgrades, suspends or withdraws any rating assigned to us or our securities, the price of our stock could decline.

        We believe that the trading price for our common stock will be affected by research or reports that industry or financial analysts publish about us or our business and by real or anticipated changes in the credit ratings assigned to our securities or our credit ratings generally. If one or more of the analysts or credit rating agencies who may elect to cover us downgrade their evaluations of us, our common stock or our other securities (or put our securities on a watch list for a potential downgrade), the price of our common stock could decline. If one or more of these analysts cease coverage of our company, we could lose visibility in the market for our stock, which in turn could cause our common stock price to decline.

We do not intend to pay dividends on our common stock.

        We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. In addition, provisions of our debt agreements prohibit us from paying cash dividends. Consequently, your only opportunity to achieve a positive return on your investment in us will be if the market price of our common stock appreciates. There can be no assurances that our common stock will appreciate in value or even maintain the price at which you purchase your shares.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

        We intend to use all of the net proceeds of this offering to fund working capital and for general corporate purposes, including the April cash interest payment on our senior secured notes of $13.5 million. Our management otherwise will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of shares of our common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $28.2 million, or approximately $32.6 million if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds of this offering to fund working capital and for general corporate purposes, including the April cash interest payment on our senior secured notes of $13.5 million.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2013:

    •
    on an actual basis; and

    •
    on an as adjusted basis to give effect to the sale of 61,000,000 shares of our common stock by us in this offering, our receipt of $28.2 million in estimated net proceeds from the sale of shares of our common stock (after deducting the underwriting discounts and commissions and estimated offering expenses payable by us) and our payment of the $13.5 million April cash interest payment on the senior secured notes.

        You should read this table in conjunction with the "Use of Proceeds" section above and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2013
	Actual	As Adjusted
	(unaudited)
	(in thousands except par value)
Cash and cash equivalents	$4,913	$19,659

Total long-term debt	207,237	207,237
Stockholders' deficit:
Preferred stock, $0.0001 par value per share, authorized 1,000 shares; none issued	—	—
Common stock, $0.0001 par value per share, authorized 230,000 shares; 113,412 shares issued, actual and 110,366 shares outstanding, actual; 174,412 shares issued, as adjusted and 171,366 shares outstanding, as adjusted	11	17
Additional paid-in capital	185,119	213,359
Accumulated other comprehensive loss	(3,510)	(3,510)
Accumulated deficit	(235,654)	(235,654)
Less: Treasury stock, 304 shares at cost	(2,157)	(2,157)

Total stockholders' deficit	(56,191)	(27,945)

Total capitalization	$151,046	$179,292

 PRICE RANGE OF COMMON STOCK

        Our shares of common stock are listed on the NYSE MKT under the symbol "APP." The following table sets forth the high and low sales prices for transactions involving shares of our common stock during each fiscal quarter indicated, as reported on the NYSE MKT.

	Common Stock Price
	High	Low
Fiscal Year Ended December 31, 2012:
First Quarter	$1.21	$0.63
Second Quarter	1.09	0.75
Third Quarter	1.70	0.82
Fourth Quarter	1.61	0.83
Fiscal Year Ended December 31, 2013:
First Quarter	$2.40	$1.00
Second Quarter	2.20	1.76
Third Quarter	2.09	1.23
Fourth Quarter	1.52	1.01
Fiscal Year Ending December 31, 2014:
First Quarter (through March 25, 2014)	$1.45	$0.55

        On March 25, 2014, the last reported sale price of shares of our common stock on the NYSE MKT was $0.59 per share. As of February 28, 2014, shares of our common stock were held of record by approximately 1,214 holders.

DIVIDEND POLICY

        We do not anticipate paying cash dividends on the shares of our common stock in the foreseeable future. Any payment of cash dividends will be determined by our board of directors, considering conditions existing at that time, including our financial condition, results of operations, capital requirements, earnings and other factors. In addition, under our debt agreements, we are subject to certain restrictions on our ability to pay dividends.

DILUTION

        If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book deficit per share of our common stock after this offering.

        The net tangible book deficit of our common stock as of September 30, 2013 was approximately $(60.1) million, or approximately $(0.54) per share. Net tangible book deficit per share represents the amount of our total tangible assets, excluding goodwill and intangible assets, less total liabilities divided by the total number of shares of our common stock outstanding.

        Dilution per share to new investors represents the difference between the amount per share paid by purchasers for our common stock in this offering and the net tangible book deficit per share of our common stock immediately following the completion of this offering.

        After giving effect to the sale by us of 61,000,000 shares of our common stock in this offering (and receipt of $28.2 million of estimated net proceeds) and after deducting underwriting discounts and estimated offering expenses payable by us, our as adjusted net tangible book deficit as of September 30, 2013 would have been approximately $(31.8) million, or approximately $(0.19) per share. This represents an immediate increase in net tangible book deficit of approximately $0.36 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book deficit of approximately $0.69 per share to new investors purchasing shares of our common stock in this offering, as illustrated by the following table:

Assumed public offering price per share		$0.50
Net tangible book deficit per share as of September 30, 2013	$(0.54)
Change in net tangible book deficit per share attributable to new investors	$0.36
As adjusted net tangible book deficit per share as of September 30, 2013 after this offering		$(0.19)

Dilution per share to new investors		$0.69

        The discussion of dilution, and the table quantifying it, assume no exercise of any outstanding options or warrants or other potentially dilutive securities. The exercise of potentially dilutive securities having an exercise price less than the offering price would increase the dilutive effect to new investors.

        In particular, the table above excludes the following potentially dilutive securities as of September 30, 2013:

    •
    700,000 shares of our common stock issuable upon the exercise of outstanding options to purchase our common stock, at a weighted average exercise price of $0.82 per share;

    •
    2,749,000 shares of our common stock reserved for the vesting of outstanding restricted share awards granted under our equity compensation plans;

    •
    22,915,800 shares of our common stock that Dov Charney, our Chairman and Chief Executive Officer, has a right to acquire, of which Mr. Charney may acquire 20,415,800 shares if the volume-weighted average price of our common stock exceeds $3.25, $4.25 or $5.25 on or prior to April 15, 2014, 2015, and 2016, respectively, and of which Mr. Charney may acquire 2,500,000 shares if we achieve a specified EBITDA target during fiscal year 2014, in each case, for no additional consideration;

    •
    21,606,025 shares of our common stock issuable to Lion upon exercise of Lion's existing warrants, at an exercise price of $0.75 per share;

    •
    any additional shares of our common stock issuable to Lion upon exercise of any additional warrants issued to Lion, or anti-dilution adjustments to Lion's existing warrants, as a result of shares issued to Mr. Charney as described above, this offering or otherwise pursuant to anti-dilution protections in the Lion warrants; and

    •
    13,461,000 shares of our common stock reserved for future issuance under our equity compensation plans.

        To the extent that any outstanding options or warrants are exercised, or shares are received under other rights or agreements, these issuances will cause further dilution per share to the investors purchasing securities in this offering. In addition, to the extent we need to raise additional capital in the future and we issue additional equity or convertible debt securities, our then existing stockholders may experience further dilution.

 U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following discussion is a summary of U.S. federal income and estate tax considerations generally applicable to the purchase, ownership and disposition of our common stock by a Non-U.S. Holder (as defined below) that acquires our common stock in this offering and holds our common stock as a capital asset (generally, property held for investment). This summary does not cover all aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder's particular circumstances. In addition, this summary does not describe the impact of the unearned income Medicare contribution tax or the U.S. federal income and estate tax consequences applicable to a Non-U.S. Holder that is subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code") including, without limitation, certain former citizens and former long-term residents of the United States, a "controlled foreign corporation," a "passive foreign investment company," a partnership or other "pass through" entity or an investor in any such entity, a tax-exempt organization, a bank or other financial institution, or a broker, dealer or trader in securities.

        As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not a partnership (or any other entity or arrangement treated as a partnership for such purposes) and is not any of the following:

    •
    an individual that is a citizen or resident of the United States;

    •
    a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

    •
    an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

    •
    a trust (1) whose administration is subject to the primary supervision of a United States court and that has one or more "United States persons" (within the meaning of the Code) who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        This summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder, judicial opinions, rulings and pronouncements of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect or in existence on the date hereof. These authorities may change or be subject to differing interpretations, perhaps retroactively, which could result in U.S. federal income and estate tax consequences different from those summarized below. This discussion does not address any other U.S. federal tax considerations (such as gift tax) or any state, local or non-U.S. tax considerations. Each prospective purchaser of our common stock is urged to consult its tax advisor about the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of our common stock in light of its own particular circumstances.

        If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner of that partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partnership, and a partner in such a partnership, that holds our common stock is urged to consult its tax advisor regarding the tax consequences of the purchase, ownership and disposition of our common stock.

Distributions on Common Stock

        In the event that we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of the Non-U.S. Holder's tax basis in our common stock, and, to the extent such portion exceeds the Non-U.S. Holder's tax basis in our common stock, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under "Sales, Exchanges or Other Taxable Dispositions of Common Stock."

        The gross amount of dividends paid to a Non-U.S. Holder will generally be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, where required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), however, are not subject to this withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a United States person as defined in the Code. In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to an additional "branch profits tax" at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, on the Non-U.S. Holder's earnings and profits that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, subject to adjustments.

        A Non-U.S. Holder that wishes to claim the benefit of an applicable income tax treaty for dividends will be required to provide the applicable withholding agent with a valid IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits. This certification must be provided to the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically. If our common stock is held through a non-U.S. partnership or non-U.S. intermediary, the non-U.S. partnership or non-U.S. intermediary will also be required to comply with additional certification requirements under applicable Treasury regulations.

        A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sales, Exchanges or Other Taxable Dispositions of Common Stock

        A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange or other taxable disposition of our common stock unless:

    •
    the gain is effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States and, where required by an applicable income tax treaty, the gain is attributable to such Non-U.S. Holder's permanent establishment or fixed base in the United States; or

    •
    such Non-U.S. Holder is an individual present in the United States for 183 days or more in the calendar year of the sale, exchange or other taxable disposition and certain other conditions are satisfied; or

    •
    we are or have been a "United States real property holding corporation," as such term is defined in section 897(c) of the Code, at any time during the shorter of (1) the five-year period ending on the date of disposition or (2) the Non-U.S. Holder's holding period for our common stock. As long as our common stock is regularly traded on an established securities market, within the meaning of section 897(c)(3) of the Code, these rules will apply only to a Non-U.S. Holder who actually or constructively holds more than 5% of our common stock at any time during the shorter of the two periods mentioned above. Although there can be no assurances, we believe that we are not a United States real property holding corporation, and we do not expect to become a United States real property holding corporation.

        Gain that is effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States and, where required by an applicable income tax treaty, is attributable to such Non-U.S. Holder's permanent establishment or fixed base in the United States will be subject to tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a United States person as defined under the Code. A Non-U.S. Holder that is a corporation may also be subject to the branch profits tax described above. An individual Non-U.S. Holder present in the United States for 183 days or more in the calendar year of the sale, exchange or other taxable disposition (and who satisfies certain other conditions) will be required to pay (subject to applicable income tax treaties) a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

        The applicable withholding agent with respect to a Non-U.S. Holder must generally report annually to the IRS and to such Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or tax information exchange agreement.

        Payments of dividends in respect of, or proceeds on the disposition of, our common stock made to a Non-U.S. Holder may be subject to additional information reporting and backup withholding unless such Non-U.S. Holder establishes an exemption, for example by properly certifying that such Non-U.S. Holder is not a United States person as defined under the Code on a valid IRS Form W-8BEN or another appropriate version of Form W-8 (provided that the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Non-U.S. Holder will reduce the Non-U.S. Holder's U.S. federal income tax liability. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided the required information is timely furnished to the IRS. A Non-U.S. Holder is urged to consult its tax advisor regarding the application of the information reporting and backup withholding rules.

U.S. Federal Estate Tax

        Shares of our common stock beneficially owned by an individual who is not a citizen of the United States or a resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Recently Enacted Legislation

        After June 30, 2014, withholding at a rate of 30% will be required on dividends in respect of (and, after December 31, 2016, withholding at a rate of 30% will be required on gross proceeds from the sale or other disposition of) shares of our common stock held by or through certain non-U.S. financial institutions (including investment funds), unless such institution satisfies certain reporting requirements with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons, or otherwise qualifies for an exemption from these rules. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, after June 30, 2014, dividends in respect of (and, after December 31, 2016, gross proceeds from the sale or other disposition of) shares of common stock held by a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that it does not have any substantial United States owners, (ii) provides certain information, or (iii) otherwise qualifies for an exemption from these rules. If payment of this withholding tax is made, Non-U.S. Holders that are otherwise eligible for an exemption from, or reduction of, withholding of U.S. federal income tax with respect to such dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

UNDERWRITING

        We have entered into an underwriting agreement with Roth Capital Partners, LLC, as representative of the underwriters named below, with respect to the shares subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the number of shares of our common stock set forth opposite its name in the table below:

Underwriter	Number of Shares
Roth Capital Partners, LLC	40,260,000
Brean Capital, LLC	17,080,000
National Securities Corporation	3,660,000

Total	61,000,000

        The underwriting agreement provides that the obligation of the underwriters to purchase the shares offered hereby is subject to certain conditions and that the underwriters are obligated to purchase all of the shares of our common stock offered hereby (other than those covered by the option to purchase additional shares to cover over-allotments) if any of the shares are purchased.

        If the underwriters sell more shares than the above number, the underwriters have an option for 30 days to buy up to an additional 9,150,000 shares from us at the public offering price less the underwriting commissions and discounts to cover these sales.

        The underwriters proposes to offer to the public the shares of our common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus supplement. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $0.014375 per share. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times. We estimate that our share of the total expenses of this offering will be approximately $500,000.

        The following table summarizes the compensation we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$0.02875	$0.02875	$1,753,750	$2,016,813

        We have agreed not to offer, sell, contract to sell or otherwise issue any shares of our common stock or securities exchangeable or convertible into our common stock, without the prior written consent of Roth Capital Partners, LLC, for a period of 90 days, subject to an 18 day extension under certain circumstances, following the date of this prospectus supplement, subject to certain exceptions. In addition, all of our directors and executive officers as listed in the underwriting agreement have entered into lock-up agreements with Roth Capital Partners, LLC. Under those lock-up agreements, subject to exceptions, those holders of such stock may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of our common stock, or publicly announce to do any of the foregoing, without the prior written consent of Roth Capital Partners, LLC, for a period of 90 days, subject to an 18 day extension under certain circumstances, from the date of this prospectus supplement. This consent may be given at any time without public notice.

        Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or such other indemnified parties may be required to make in respect of any such liabilities.

        The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may receive in the future, customary fees. In addition, we also have engaged Brean Capital, LLC to provide financial advisory and investment banking services in connection with any transaction involving the amendment, modification, exchange or restructuring of our senior secured notes.

        Our shares of common stock are listed on the NYSE MKT under the symbol "APP." In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

    •
    Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    •
    Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

    •
    Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    •
    Penalty bids permit the representative to reclaim a selling concession from a syndicate member when our common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

        This prospectus supplement and the accompanying prospectus may be made available in electronic format on the Internet sites or through other online services maintained by the underwriters participating in the offering or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters' websites or our website and any information contained in any other website maintained by an underwriter or by us is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriters in their respective capacities as underwriters and should not be relied upon by investors.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.americanapparel.net. The information contained on or that can be accessed through the websites of American Apparel, Inc. or its subsidiaries or brands (other than the specified SEC filings incorporated by reference in this prospectus supplement or the accompanying prospectus) is not incorporated in, and is not a part of, this prospectus supplement or the accompanying prospectus, and you should not rely on any such information in connection with any investment decision with respect to shares of our common stock. You may also read and copy any document we file at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

        This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information in and exhibits to the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference information into this prospectus supplement the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The documents incorporated by reference into this prospectus supplement contain important information that you should read about us. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below which have been filed by us:

    •
    Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 5, 2013;

    •
    Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 (filed with the SEC on May 9, 2013), June 30, 2013 (filed with the SEC on August 12, 2013), and September 30, 2013 (filed with the SEC on November 14, 2013);

    •
    Portions of the Definitive Proxy Statement on Schedule 14A (filed on April 30, 2013) that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 5, 2013; and

    •
    Current Reports on Form 8-K, filed with the SEC on February 11, 2013, March 6, 2013, March 29, 2013 (other than information furnished under Item 7.01 and the exhibit thereto), April 9, 2013 (other than information furnished under Item 7.01 and the exhibit thereto), June 28, 2013, July 9, 2013 (File No. 13959950) (other than information furnished under Item 7.01 and the exhibit thereto that is restricted to such item), August 21, 2013, December 3, 2013, January 23, 2014, March 6, 2014 (Item 3.01 only), March 7, 2014, and March 25, 2014 (other than Item 2.02).

        We also incorporate by reference into this prospectus supplement all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, or (ii) from the date of this prospectus supplement but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, on or after the date of filing of the registration statement containing this prospectus supplement until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus supplement is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus supplement and to be a part of this prospectus supplement from the date of filing of those documents.

        Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K (including exhibits filed on such form that are related to such items).

        The documents incorporated by reference in this prospectus supplement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus supplement to any person, without charge, upon written or oral request. Exhibits to SEC filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement. Requests for such copies should be directed to the following:

American Apparel, Inc.
747 Warehouse Street
Los Angeles, California 90021-1106
Attn: Corporate Secretary
Telephone: (213) 488-0226

LEGAL MATTERS

        The validity of the shares of our common stock being offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain legal matters in connection with the offering of shares of our common stock will be passed upon for the underwriters by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS

        Marcum LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on Marcum LLP's reports given on their authority as experts in accounting and auditing.

PROSPECTUS

$50,000,000

American Apparel, Inc.

Common Stock

Preferred Stock

Warrants

        We may offer and sell an indeterminate number of shares of our common stock, preferred stock and warrants from time to time under this prospectus. We may offer these securities separately or as units, which may include combinations of the securities. We will describe in a prospectus supplement the securities we are offering and selling, as well as the specific terms of the securities.

        We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

        Our common stock trades on the NYSE MKT under the symbol "APP." On December 11, 2013, the closing price for our common stock, as reported on the NYSE MKT, was $1.15 per share.

        Investing in our securities involves certain risks. See "Risk Factors" beginning on Page 3 of this prospectus and in the applicable prospectus supplement for certain risks you should consider. You should read the entire prospectus carefully before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 20, 2013.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under the shelf registration process, we may offer shares of our common stock and preferred stock and warrants to purchase any of such securities with a total offering price of up to $50 million from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering.

        This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement or free writing prospectus that will contain specific information about the terms of the offering.

        A prospectus supplement or free writing prospectus may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any related prospectus supplement or free writing prospectus, you must reply on the information in the prospectus supplement or free writing prospectus. Please carefully read both this prospectus and the related prospectus supplement or free writing prospectus in their entirety together with additional information described under the heading "Where You Can Find More Information" in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement or free writing prospectus.

        The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and securities offered under this prospectus. The registration statement can be read on the SEC's website or at the SEC's public reading room mentioned under the heading "Where You Can Find More Information" in this prospectus.

        We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any related prospectus supplement or free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related prospectus supplement or free writing prospectus. This prospectus and any prospectus supplement or free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and any related prospectus supplement or free writing prospectus constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and any related prospectus supplement or free writing prospectus speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any related prospectus supplement or free writing prospectus is delivered or securities are sold on a later date.

        References in this prospectus to "American Apparel," the "Company," "we," "us" and "our" refer to American Apparel, Inc., a Delaware corporation, together with its wholly owned subsidiary, American Apparel (USA), LLC, and its other direct and indirect subsidiaries.

ABOUT AMERICAN APPAREL, INC.

        We are a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel and accessories for women, men, children and babies. We are based in downtown Los Angeles, California. As of December 1, 2013, we had approximately 10,000 employees and operated 246 retail stores in 20 countries: the United States, Canada, Mexico, Brazil, United Kingdom, Ireland, Austria, Belgium, France, Germany, Italy, Netherlands, Spain, Sweden, Switzerland, Israel, Australia, Japan,

South Korea, and China. We also operate an e-commerce site that serves over 60 countries worldwide. In addition, American Apparel operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and the imprintable industry.

        We conduct our primary apparel manufacturing operations out of an 800,000 square foot facility in the warehouse district of downtown Los Angeles, California. The facility houses our executive offices, as well as cutting and sewing operations. We conduct knitting operations in Los Angeles and Garden Grove, California, which produce a majority of the fabric we use in our products. We also operate dye houses that currently provide dyeing and finishing services for nearly all of the raw fabric used in production. We operate a fabric dyeing and finishing facility in Hawthorne, California. We also operate a cutting, sewing and garment dyeing and finishing facility located in South Gate, California. We operate a fabric dyeing and finishing facility located in Garden Grove, California, which also includes cutting, sewing and knitting operations. We conduct our distribution operations out of a distribution center in La Mirada, California. Because we manufacture domestically and are vertically integrated, we believe this enables us to more quickly respond to customer demand and to changing fashion trends and to closely monitor product quality. Our products are noted for their quality and fit, and together with our distinctive branding these attributes have differentiated our products in the marketplace. "American Apparel®" is a registered trademark of American Apparel (USA), LLC.

        American Apparel was founded in 1998. Since inception, we have operated a wholesale business that supplies high quality T-shirts and other casual wear to distributors and the imprintable industry. In October 2003, we opened our first retail store in Los Angeles, California. In 2004, we began our online retail operations, and opened our first retail stores in Canada and Europe. Since 2005, we have opened stores in Asia, Australia, Israel and Latin America, and have further expanded throughout the United States, Canada, Europe and Asia. All of our retail stores sell the Company's apparel products directly to consumers.

        Our principal executive offices are located at 747 Warehouse Street, Los Angeles, California 90021-1106, and our telephone number is (213) 488-0226. Our website is http://www.americanapparel.net, and our e-commerce website is located at http://www.americanapparel.com. The information contained on or that can be accessed through the websites of American Apparel, Inc. or its subsidiaries or brands (other than the specified SEC filings incorporated by reference in this prospectus) is not incorporated in, and is not a part of, this prospectus, and you should not rely on any such information in connection with your investment decision to purchase our securities.

 RISK FACTORS

        An investment in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks discussed under the sections captioned "Risk Factors" set forth in the documents and reports filed by us with the SEC, that are incorporated by reference into this prospectus, including in our most recent Annual Report on Form 10-K, as revised or supplemented by our most recent Quarterly Report on Form 10-Q, each of which are on file with the SEC and are incorporated herein by reference, as well as any risks described in any applicable prospectus supplement, before deciding whether to buy our securities. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

        This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements in this prospectus other than statements of historical fact are "forward-looking statements" for purposes of these provisions. Statements that include the use of terminology such as "may," "will," "expects," "believes," "plans," "estimates," "potential," or "continue," or the negative thereof or other and similar expressions are forward-looking statements. In addition, in some cases, you can identify forward-looking statements by words or phrases such as "trend," "potential," "opportunity," "believe," "comfortable," "expect," "anticipate," "current," "intention," "estimate," "position," "assume," "outlook," "continue," "remain," "maintain," "sustain," "seek," "achieve," and similar expressions.

        Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our business, our goals, strategies, focuses and plans and other characterizations of future events or circumstances, including statements expressing general expectations or beliefs, whether positive or negative, about future operating results or the development of our products and any statement of assumptions underlying any of the foregoing are forward-looking statements. Forward-looking statements in this prospectus may include, without limitation, statements about:

    •
    our future financial condition, results of operations and plans and our prospects, expectations, goals and strategies for future growth, operating improvements and cost savings, and the timing of any of the foregoing;

    •
    our ability to remain in compliance or achieve compliance with financial covenants under our financing arrangements and obtain appropriate waivers or amendments with respect to any noncompliance;

    •
    our ability to extend, renew or refinance our existing debt;

    •
    our liquidity and projected cash flows;

    •
    our plan to make continued investments in advertising and marketing;

    •
    our growth, expansion and acquisition prospects and strategies, the success of such strategies, and the benefits we believe can be derived from such strategies;

    •
    the outcome of investigations, enforcement actions and litigation matters, including exposure, which could exceed expectations;

    •
    our intellectual property rights and those of others, including actual or potential competitors, our personnel, consultants and collaborators;

    •
    operations outside the United States;

    •
    trends in raw material costs and other costs both in the industry and specific to the Company;

    •
    the supply of raw materials and the effects of supply shortages on our financial condition, results of operations and cash flows;

    •
    economic and political conditions;

    •
    overall industry and market performance;

    •
    the impact of accounting pronouncements;

    •
    our ability to improve manufacturing efficiency at our production facilities;

    •
    our ability to improve efficiency and control costs at our distribution facility located in La Mirada, California, and successful operation of that facility;

    •
    management's goals and plans for future operations; and

    •
    other assumptions described in this prospectus underlying or relating to any forward-looking statements.

        The forward-looking statements in this prospectus, in any related prospectus supplement or free writing prospectus and in any incorporated documents speak only as of the date hereof (or thereof, as applicable), and caution should be taken not to place undue reliance on any such forward-looking statements, which are qualified in their entirety by this cautionary statement. Forward-looking statements are subject to numerous assumptions, events, risks, uncertainties and other factors, including those that may be outside of our control and that change over time. As a result, actual results and/or the timing of events could differ materially from those expressed in or implied by the forward-looking statements and future results could differ materially from historical performance. Such assumptions, events, risks, uncertainties and other factors include, among others, those described under the Section herein entitled "Risk Factors" and elsewhere in this prospectus or in any related prospectus supplement or free writing prospectus, as well as in reports and documents we file with the SEC and include, without limitation, the following:

    •
    our financial condition, operating results and projected cash flows;

    •
    our ability to generate or obtain from external sources sufficient liquidity for operations and debt service;

    •
    changes in the level of consumer spending or preferences or demand for our products;

    •
    disruptions in the global financial markets;

    •
    our ability to remain in compliance or achieve compliance with financial covenants under our financing arrangements and obtain appropriate waivers or amendments with respect to any noncompliance;

    •
    consequences of our significant indebtedness, including our relationship with our lenders and our ability to comply with our debt agreements and generate cash flow to service our debt;

    •
    our ability to maintain compliance with the exchange rules of the NYSE MKT, LLC;

    •
    the highly competitive and evolving nature of our business in the U.S. and internationally;

    •
    our ability to effectively carry out and manage our strategy, including growth and expansion both in the U.S. and internationally;

    •
    loss of U.S. import protections or changes in duties, tariffs and quotas, and other risks associated with international business;

    •
    intensity of competition, both domestic and foreign;

    •
    technological changes in manufacturing, wholesaling, or retailing;

    •
    risks that our suppliers or distributors may not timely produce or deliver our products;

    •
    loss or reduction in sales to our wholesale or retail customers or financial nonperformance by our wholesale customers;

    •
    the adoption of new accounting standards or changes in interpretations of accounting principles;

    •
    our ability to pass on the added cost of raw materials to customers;

    •
    the availability of store locations at appropriate terms and our ability to identify locations and negotiate new store leases effectively and to open new stores and expand internationally;

    •
    our ability to renew leases at existing locations on economic terms;

    •
    our ability to attract customers to our stores;

    •
    seasonality and fluctuations in comparable store sales and margins;

    •
    risks associated with the recent downturn in apparel spending in the United States;

    •
    our ability to successfully implement our strategic, operating, financial and personnel initiatives;

    •
    our ability to maintain the value and image of our brand and protect our intellectual property rights;

    •
    changes in the cost of materials and labor, including increases in the price of raw materials in the global market;

    •
    our ability to improve manufacturing efficiency at our production facilities;

    •
    our ability to improve efficiency and control costs at our distribution facility located in La Mirada, California;

    •
    location of our facilities in the same geographic area;

    •
    risks associated with our foreign operations and foreign supply sources, such as disruption of markets, changes in import and export laws, currency restrictions, and currency exchange rate fluctuations;

    •
    adverse changes in our credit ratings and any related impact on financial costs and structure;

    •
    continued compliance with U.S. and foreign government regulations, legislation, and regulatory environments, including environmental, immigration, labor, and occupational health and safety laws and regulations;

    •
    the risk that information technology systems changes may disrupt our supply chain or operations and our ability to upgrade our information technology infrastructure, and other risks associated with the systems that operate our online retail operations;

    •
    litigation and other inquiries and investigations, including the risks that we, or our officers in cases where indemnification applies, will not be successful in defending any proceedings, lawsuits, disputes, claims or audits, and that exposure could exceed expectations or insurance coverages;

    •
    our ability to effectively manage inventory levels;

    •
    changes in key personnel, our ability to hire and retain key personnel, and our relationship with our employees;

    •
    general economic conditions, including increases in interest rates, geopolitical events, other regulatory changes and inflation or deflation;

    •
    disruptions due to severe weather or climate change;

    •
    disruptions due to earthquakes, flooding, tsunamis or other natural disasters; and

    •
    other risks referred to in the section of this prospectus entitled "Risk Factors" and in the SEC filings incorporated by reference in this prospectus.

        All forward-looking statements included in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.americanapparel.net. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

        This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information in and exhibits to the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference information into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The documents incorporated by reference into this prospectus contain important information that you should read about us. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

    •
    Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 5, 2013;

    •
    Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 (filed with the SEC on May 9, 2013), June 30, 2013 (filed with the SEC on August 12, 2013), and September 30, 2013 (filed with the SEC on November 14, 2013);

    •
    Portions of the Definitive Proxy Statement on Schedule 14A (filed on April 30, 2013) that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 5, 2013; and

    •
    Current Reports on Form 8-K, filed with the SEC on February 11, 2013, March 6, 2013, March 29, 2013 (other than information furnished under Item 7.01 and the exhibit thereto), April 9, 2013 (other than information furnished under Item 7.01 and the exhibit thereto), June 28, 2013, July 9, 2013 (File No. 13959950) (other than information furnished under Item 7.01 and the exhibit thereto that is restricted to such item), August 21, 2013 and December 3, 2013.

        We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, or (ii) from the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, on or after the date of filing of the registration statement containing this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.

        Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

        The documents incorporated by reference in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Exhibits to SEC filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. Requests for such copies should be directed to the following:

American Apparel, Inc.
747 Warehouse Street
Los Angeles, California 90021-1106
Attn: Corporate Secretary
Telephone: (213) 488-0226

 USE OF PROCEEDS

        We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. We intend to use the net proceeds from the sale of securities covered by this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement.

DILUTION

        We will set forth in a prospectus supplement and/or a free writing prospectus the following information, as required, regarding any dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

    •
    the net tangible book value per share of our equity securities before and after the offering;

    •
    the amount of the change in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

    •
    the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

        If we offer preference equity securities under this prospectus, then we will, if required at that time, provide a ratio of combined fixed charges and preference dividends to earnings in the applicable prospectus supplement for such offering.

DESCRIPTION OF SECURITIES

        We may offer shares of our common stock and preferred stock and warrants to purchase any such securities with a total offering price of up to $50,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. Each time we offer a type or series of securities, we will provide a prospectus supplement or a free writing prospectus that will contain specific information about the terms of the offering, including the specific amounts, prices and other important terms of the securities.

Common Stock

        We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

        We are authorized to issue 230,000,000 shares of common stock, par value of $0.0001 per share, of which 113,408,430 and 111,336,887 shares were issued and outstanding, respectively, as of December 4, 2013.

        Our common stock is listed on the NYSE MKT under the symbol "APP." The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Co. Its address is 17 Battery Place, New York, New York 10004.

Preferred Stock

        We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors is expressly granted authority by our certificate of incorporation to issue up to 1,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, option or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by our board of directors providing for the issuance of such shares. An affirmative vote of the holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote may increase or decrease the number of authorized shares of preferred stock (but not below the number of shares thereof then outstanding), voting as a single class, without a separate vote of the holders of preferred stock unless such vote is required pursuant to any preferred stock designation.

        If we issue preferred stock, we will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designations relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designations that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of designations that contains the terms of the applicable series of preferred stock.

        As of the date of this prospectus, there are no outstanding shares of preferred stock of any series.

Warrants

        We may issue warrants for the purchase of common stock and/or preferred stock in one or more series, from time to time. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from those securities.

        If we issue warrants, they will be evidenced by warrant agreements or warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read the prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock and preferred stock will be incorporated by reference into the registration statement of which this prospectus is a part from reports we would subsequently file with the SEC.

Outstanding Warrants and Other Rights

        Below is a description of warrants exercisable for, and certain other rights to purchase, shares of our common stock, outstanding as of the date of this prospectus. The following summary is not a complete description of the applicable provisions of the terms of such warrants or other rights, and is qualified in its entirety by reference thereto. See "Where You Can Find More Information."

  Lion Warrants

        As of December 4, 2013, Lion Capital LLP or its affiliates ("Lion") holds warrants exerciseable at any time during their term, all expiring on February 18, 2022, for an aggregate of 21,606,025 shares of our common stock, representing beneficial ownership of approximately 16% of the outstanding shares of our common stock on an as-exercised basis.

        The Lion warrants have an exercise price of $0.75 per share, subject to adjustment, and may be exercised by paying their exercise price in cash, by cashless exercise, or by a combination of the two methods. The Lion warrants are subject to anti-dilution protections providing for proportional adjustment of the exercise price and, under certain circumstances, the number of shares of common stock issuable upon exercise of the warrants, in connection with, among things, stock dividends, subdivisions and combinations; distributions of cash (other than cash dividends), debt, warrants or rights to holders of common stock; and the issuance of additional equity securities at a price per share (or with a conversion, exercise or exchange price per share) less than market price.

  SOF Warrants

        SOF Investments, L.P. ("SOF"), as of December 4, 2013, holds warrants exercisable to purchase a total of up to 1,000,000 shares of common stock, with an exercise price of $2.148 per share, subject to adjustment under certain circumstances. These warrants expire on December 19, 2013.

  Dov Charney Anti-Dilution Adjustments

  April 2011 Charney Purchase Agreement

        In connection with a purchase agreement entered into on April 26, 2011 (the "Investor Purchase Agreement"), we entered into a purchase agreement, dated as of April 27, 2011, with Dov Charney, our Chairman and Chief Executive Officer (the "Charney Purchase Agreement"), pursuant to which, among other things, Mr. Charney received certain anti-dilution rights (the "Charney Anti-Dilution Provision").

        As of December 4, 2013, Mr. Charney has the right to receive a total of 20,415,800 shares of common stock pursuant to the Charney Anti-Dilution Provision, issuable in three equal installments, one per each measurement period set forth below, subject to meeting the applicable volume weighted average closing price, or VWAP for 30 consecutive trading days, calculated as set forth in the Charney Purchase Agreement as follows: (i) for the measurement period from April 16, 2012 to and including April 15, 2014, if the VWAP of the common stock during a period of 30 consecutive trading days exceeds $3.25 per share; (ii) for the measurement period from but not including April 16, 2014 to and including April 15, 2015, if the VWAP of the common stock during a period of 30 consecutive trading days exceeds $4.25 per share; and (iii) for the measurement period from but not including April 16, 2015 to and including April 15, 2016, the VWAP of the common stock during a period of 30 consecutive trading days exceeds $5.25 per share.

  March 2011 Charney Purchase Agreement

        The Company and Mr. Charney are parties to a purchase agreement, dated March 24, 2011, pursuant to which Mr. Charney purchased from the Company an aggregate of 3,913,399 shares of our common stock and received the right to receive a further 2,111,597 shares of our common stock if prior to March 24, 2014 (x) the closing sale price of our common stock on the NYSE MKT exceeds $3.50 for 30 consecutive trading days or (y) there is a change of control of the Company, as defined in such purchase agreement.

Anti-Takeover Effects of Certain Provisions in Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation and bylaws contain some provisions which may have the effect of delaying, deferring or preventing a change in control of the Company. The following summary is not a complete description of the applicable provisions of our certificate of incorporation or bylaws, the terms of the other agreements or arrangements related to our capital stock or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "Where You Can Find More Information."

Authorized but Unissued Shares

        Our authorized capital stock consists of 230,000,000 shares of common stock and 1,000,000 of preferred stock. As of December 4, 2013, we had 113,408,430 shares of common stock issued and 111,336,887 shares of common stock outstanding. Accordingly, our certificate of incorporation would permit us to issue up to 49,666,337 additional shares of common stock (after taking into account the 17,500,000 shares reserved for issuance under existing employee benefit plans or pursuant to exercise of existing options or that represent granted but unvested shares of restricted stock, 22,527,397 shares issuable to Mr. Charney as described further under the heading "Dov Charney Anti-Dilution Adjustments" in this prospectus, 22,606,025 shares reserved for issuance upon exercise of Lion's and SOF's warrants as described further under the heading "Warrants" in this prospectus and 4,291,811 shares issuable to Lion in the form of additional warrants if Mr. Charney's additional shares are issued), and up to 1,000,000 shares of preferred stock. However, such issuances would be subject to the rules of the NYSE MKT, which in some cases may require stockholder approval or impose other limitations. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Election and Removal of Directors

        Our board of directors is divided into three classes (Class A, Class B and Class C), with the number of directors in each class to be as nearly equal as possible. The directors in each class are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. At all meetings of stockholders for the election of directors, a plurality of the votes cast is sufficient to elect. Except as the General Corporation Law of the State of Delaware, or DGCL, may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the bylaws), or by the sole remaining director. Under the DGCL, in the case of a corporation, such as the Company, whose board is classified and where the certificate of incorporation does not provide otherwise, the stockholders, by the act of a majority of the shares then entitled to vote at an election of directors, may effect the removal of any director or the entire board of directors only for cause. All directors hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director serves for the remainder of the full term of the director whose death, resignation or removal created such vacancy and until his successor shall have been elected and qualified.

        Pursuant to the Investment Agreement dated as of March 13, 2009, between American Apparel, Inc. and Lion, Lion currently has the right to designate two persons to our board of directors and a board observer, subject to maintaining certain minimum ownership thresholds of shares of common stock issuable under Lion's warrants. There are currently two Class B vacancies on our board of directors, as a result of the resignation of Lion's designees on March 30, 2011. Lion has indicated that it will retain its ability to re-designate directors to our board of directors and a board observer at the appropriate time in the future, pursuant to its designation rights under the Investment Agreement.

        Pursuant to the Investment Voting Agreement dated as of March 13, 2009, between Mr. Charney and Lion, for so long as Lion has the right to designate any person or persons to our board of directors, Mr. Charney has agreed to vote his shares of our common stock in favor of Lion's designees, and Lion has agreed to vote its shares of our common stock in favor of Mr. Charney each time Mr. Charney is nominated for election to our board of directors. Mr. Charney's obligation to so vote terminates if he owns less than 6,000,000 shares of our common stock (which number will be adjusted appropriately to take into account any stock split, reverse stock split or similar transaction). Lion's obligation to so vote terminates if either (i) Mr. Charney beneficially owns less than 27,900,000 shares of our common stock (which number will be adjusted appropriately to take into account any stock split, reverse stock split or similar transaction) or (ii) (A) Mr. Charney is no longer employed on a full-time basis by the Company or any subsidiary of the Company and (B) Mr. Charney is in material breach of the non-competition and nonsolicitation covenants contained in the Amended and Restated Agreement and Plan of Reorganization, dated November 7, 2007, among the Company, Mr. Charney and the other parties thereto, as extended by a letter agreement dated March 13, 2009, among the Company, Mr. Charney and Lion. Mr. Charney's obligations under such non-competition and nonsolicitation covenants will expire on December 31, 2013, subject to earlier termination as set forth in such letter agreement.

PLAN OF DISTRIBUTION

        We may sell the securities covered by this prospectus from time to time in one or more offerings. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

        We may sell the securities separately or together:

    •
    through one or more underwriters or dealers in a public offering and sale by them;

    •
    directly to investors; or

    •
    through agents.

        We may sell the securities from time to time:

    •
    in one or more transactions at a fixed price or prices, which may be changed from time to time;

    •
    at market prices prevailing at the times of sale;

    •
    in "at the market offerings," within the meaning of Rule 415(a)(4) of the Securities Act, to or through a sales agent or market maker or into an existing trading market, on an exchange or otherwise;

    •
    at prices related to such prevailing market prices; or

    •
    at negotiated prices.

        We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement or free writing prospectus. Any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

        If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement or free writing prospectus, naming the underwriter, the nature of any such relationship.

        We may designate agents to sell the securities. Unless otherwise specified in connection with any particular sale of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

        We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement or free writing prospectus pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement or free writing prospectus, and the prospectus supplement or free writing prospectus will set forth any commissions we pay for solicitation of these contracts.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

        Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

        We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement or free writing prospectus will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

        Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Any common stock sold pursuant to a prospectus supplement or free writing prospectus will be listed for trading on the NYSE MKT or other principal market for our common stock. We may apply to list any series of preferred stock or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

        Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading "Underwriting" or "Plan of Distribution" in the applicable prospectus supplement.

        Underwriters, broker-dealers or agents who may become involved in the sale of the common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS

        Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

        Marcum LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Marcum LLP's reports given on their authority as experts in accounting and auditing.

61,000,000 Shares

American Apparel, Inc.

Common Stock

Roth Capital Partners
Brean Capital
National Securities Corporation

PROSPECTUS SUPPLEMENT

March 26, 2014